Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

between

DANAHER CORPORATION

DJANET ACQUISITION CORP.

and

BECKMAN COULTER, INC.

dated as of

FEBRUARY 6, 2011

- i -

- ii -

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this “Agreement”), dated February 6, 2011, is by and among Danaher Corporation, a Delaware corporation (“Parent”), Djanet Acquisition Corp., a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Purchaser”), and Beckman Coulter, Inc., a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the meaning ascribed to such terms in Section 9.5 or as otherwise defined elsewhere in this Agreement unless the context clearly provides otherwise.

RECITALS

WHEREAS, in furtherance thereof and pursuant to this Agreement, Purchaser has agreed to commence a tender offer (as it may be amended from time to time, the “Offer”) to purchase all of the outstanding shares of the Company’s Common Stock, par value $0.10 per share (the “Shares”), at a price per Share of $83.50 (such amount or any different amount per Share that may be paid pursuant to the Offer being hereinafter referred to as the “Offer Price”);

WHEREAS, following the acceptance for payment of the Shares pursuant to the Offer and upon the terms and subject to the conditions set forth in this Agreement, Purchaser will be merged with and into the Company with the Company as the Surviving Corporation (the “Merger,” and together with the Offer and the other transactions contemplated by this Agreement, the “Transactions”), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), whereby each issued and outstanding Share not owned directly or indirectly by Parent, Purchaser or the Company (other than Dissenting Shares) will be converted into the right to receive the Offer Price in cash, without interest, upon the terms and conditions set forth in this Agreement;

WHEREAS, the board of directors of the Company (the “Company Board of Directors”) has, on the terms and subject to the conditions set forth herein (i) determined that the Transactions contemplated by this Agreement are fair to and in the best interests of its stockholders, (ii) approved and declared advisable this Agreement and the Transactions, including the Offer and the Merger, and (iii) resolved to recommend that the Company’s stockholders accept the Offer, tender their Shares to Purchaser and, to the extent applicable, adopt this Agreement;

WHEREAS, the boards of directors of Parent and Purchaser have, on the terms and subject to the conditions set forth herein, approved and declared advisable this Agreement and the Transactions contemplated hereby, including the Offer and the Merger; and

WHEREAS, Parent, Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also prescribe various conditions to the Offer and the Merger.

NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE I

THE OFFER AND MERGER

Section 1.1    The Offer.

(a) Provided that this Agreement shall not have been terminated in accordance with Section 8.1, as promptly as practicable (and in any event within seven (7) business days) after the date hereof, Purchaser shall (and Parent shall cause Purchaser to) commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”)) the Offer to purchase for cash all Shares at the Offer Price.

(b) The obligation of Purchaser to accept for payment and pay for any Shares validly tendered and not withdrawn pursuant to the Offer shall be subject to: (i) there being validly tendered in the Offer and not withdrawn prior to any then scheduled Expiration Time that number of Shares which, together with the Shares then beneficially owned by Parent or Purchaser (if any), represents at least a majority of the Shares then outstanding (determined on a fully diluted basis) (the “Minimum Condition”); and (ii) the satisfaction, or waiver by Parent or Purchaser, of the other conditions and requirements set forth in Annex I (together with the Minimum Condition, the “Offer Conditions”). Subject to the prior satisfaction of the Minimum Condition and the satisfaction, or waiver by Parent or Purchaser, of the other Offer Conditions, Purchaser shall (and Parent shall cause Purchaser to) consummate the Offer in accordance with its terms and accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer as promptly as possible after Purchaser is legally permitted to do so after the Expiration Time. The Offer Price payable in respect of each Share validly tendered and not withdrawn pursuant to the Offer shall be paid net to the seller in cash, without interest, on the terms and subject to the conditions set forth in this Agreement and the Offer. In circumstances in which the stockholders of the Company do not have the right to seek remedies at law or equity, the obligations of Parent and Purchaser under this Agreement are material to the Company’s execution of this Agreement and any failure by Parent or Purchaser to comply with the terms of this Agreement shall enable the Company to seek all remedies available at law or equity to it and on behalf of the stockholders.

(c) The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that contains the terms set forth in this Agreement and the Offer Conditions. Parent and Purchaser expressly reserve the right to increase the Offer Price or to make any other changes in the terms and conditions of the Offer, or to waive, in whole or in part, any of the Offer Conditions; provided, however, that unless otherwise provided by this Agreement or as previously approved in writing by the Company, Purchaser shall not (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) reduce the number of Shares to be purchased in the Offer, (iv) amend or modify any of the Offer Conditions or impose conditions to the Offer that are different than or in addition to the Offer Conditions, (v) amend or waive the Minimum Condition, (vi) amend or modify any of the terms of the Offer in a manner that is, or could reasonably be expected to be, adverse to the holders of Shares, or (vii) extend or otherwise change the Expiration Time in a manner other than pursuant to and in accordance with this Agreement.

(d) Unless extended pursuant to and in accordance with the terms of this Agreement, the Offer shall expire at midnight (New York City time) on the date that is twenty (20) business days following the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer (the “Initial Expiration Time”) or, in the event the Initial Expiration Time has been extended pursuant to and in accordance with this Agreement, the date to which the Offer has been so extended (the Initial Expiration Time, or such later time to which the Initial Expiration Time has been extended pursuant to and in accordance with this Agreement, is referred to as the “Expiration Time”).

(e) The Offer shall be extended from time to time as follows:

(i) Offer Conditions Not Satisfied. If on or prior to any then scheduled Expiration Time, the Offer Conditions shall not have been satisfied, or waived by Parent or Purchaser if permitted hereunder, Purchaser shall (and Parent shall cause Purchaser to) extend the Offer for successive periods of up to ten (10) business days each until the Offer Conditions are satisfied or waived; provided, however, that Purchaser shall not be required to extend the Offer beyond the date that is twenty (20) business days after the satisfaction of the HSR Condition, provided that such date shall be no earlier than June 30, 2011 and no later than December 31, 2011 (such date, the “Outside Date”).

(ii) Required by Applicable Law or the NYSE. Purchaser shall extend the Offer for any period or periods required by applicable Law, interpretation or position of the Securities and Exchange Commission (the “SEC”) (or its staff) or the NYSE.

(f) If necessary or desirable to obtain sufficient Shares (without regard to the exercise of the Top-Up Option) to reach the Short Form Threshold, Purchaser shall provide for a “subsequent offering period” (and one or more extensions thereof) in accordance with Rule 14d11 under the Exchange Act of up to twenty (20) business days, as determined by Purchaser in consultation with the Company, in accordance with Rule 14d-11 under the Exchange Act. Subject to the terms and conditions of this Agreement and the Offer, Purchaser shall (and Parent shall cause Purchaser to) immediately accept for payment, and pay for, all Shares that are validly tendered pursuant to the Offer during such “subsequent offering period.” The Offer Documents will provide for the possibility of a “subsequent offering period” in a manner consistent with the terms of this Section 1.1(f).

(g) Purchaser shall not terminate the Offer prior to any scheduled Expiration Time without the prior written consent of the Company, except in the event that this Agreement is terminated pursuant to Section 8.1. In the event that this Agreement is terminated pursuant to Section 8.1 prior to any scheduled Expiration Time, Purchaser shall (and Parent shall cause Purchaser to) promptly (and in any event within twenty-four (24) hours of such termination), irrevocably and unconditionally terminate the Offer. If the Offer is terminated or withdrawn by Purchaser, or this Agreement is terminated prior to the purchase of Shares in the Offer, Purchaser shall promptly return, and shall cause any depository acting on behalf of Purchaser to return, all tendered Shares to the registered holders thereof.

(h) As soon as practicable on the date of the commencement of the Offer (within the meaning of Rule 14d-2 under the Exchange Act), Parent and Purchaser shall file with the SEC, pursuant to Regulation M-A under the Exchange Act (“Regulation M-A”), a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”). The Schedule TO shall include, as exhibits, the Offer to Purchase and a form of letter of transmittal and summary advertisement (collectively, together with any amendments and supplements thereto, the “Offer Documents”). The Company shall promptly (and in any event no later than three (3) business days following Parent or Purchaser’s request) furnish to Parent and Purchaser all information concerning the Company or any of its Representatives requested by Parent or Purchaser and required by the Exchange Act to be set forth in the Offer Documents. Parent and Purchaser agree to take all steps necessary to cause the Offer Documents to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by the Exchange Act. Parent and Purchaser, on the one hand, and the Company, on the other hand, agree to promptly correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable Law. Parent and Purchaser further agree to take all steps necessary to cause the Offer Documents, as so corrected (if applicable), to be filed with the SEC and disseminated to holders of Shares, in each case to the extent required by the Exchange Act. The Company and its counsel shall be given a reasonable opportunity to review the Schedule TO and the Offer Documents before they are filed with the SEC, and Parent and Purchaser shall give due consideration to all the reasonable additions, deletions or changes suggested thereto by the Company and its counsel. In addition, Parent and Purchaser shall provide the Company and its counsel with copies of any written comments, and shall inform them of any oral comments, that Parent, Purchaser or their counsel may receive from time to time from the SEC or its staff with respect to the Schedule TO or the Offer Documents promptly after receipt of such comments, and any written or oral responses thereto. The Company and its counsel shall be given a reasonable opportunity to review any such written responses and Parent and Purchaser shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company and its counsel.

(i) The Offer Price shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Common Stock), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Common Stock occurring on or after the date hereof and prior to Purchaser’s acceptance for payment of, and payment for, Common Stock pursuant to the Offer; provided that nothing in this Section 1.1(i) shall be construed to permit the Company to take any action that is otherwise prohibited by the terms of this Agreement.

Section 1.2    Company Actions.

(a) As promptly as practicable on the date of the filing of the Schedule TO, the Company shall, in a manner that complies with Rule 14d-9 under the Exchange Act, file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”) that shall, subject to the provisions of Section 5.2, contain the Company Board Recommendation. The Company agrees to take all steps necessary to cause the Schedule 14D-9 to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by the Exchange Act. The Company, on the one hand, and Parent and Purchaser, on the other hand, agree to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable Law. The Company further agrees to take all steps necessary to cause the Schedule 14D-9, as so corrected (if applicable), to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by the Exchange Act. Unless the Company Board of Directors has effected a Change of Recommendation, Parent, Purchaser and their counsel shall be given a reasonable opportunity to review the Schedule 14D-9 before it is filed with the SEC and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Purchaser and their counsel. In addition, the Company shall provide Parent, Purchaser and their counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the Company’s receipt of such comments, and any written or oral responses thereto. Unless the Company Board of Directors has effected a Change of Recommendation, Parent, Purchaser and their counsel shall be given a reasonable opportunity to review any such written responses and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Purchaser and their counsel. Unless the Company Board of Directors has effected a Change of Recommendation, the Parent and Purchaser may include in the Offer Documents and the Proxy Statement the Company Board Recommendation (including as contained in the Schedule 14D-9).

(b) In connection with the Offer, the Company shall promptly (and in any event within two (2) business days following the date of this Agreement) furnish or cause to be furnished to Purchaser mailing labels, security position listings and any available listing or computer files containing the names and addresses of the record and beneficial holders of the Shares as of the most recent practicable date, and shall promptly furnish Purchaser with such information and assistance (including, but not limited to, lists of record and beneficial holders of the Shares, updated from time to time upon Purchaser’s request, and their addresses, mailing labels and lists of security positions) as Purchaser or its agent may reasonably request for the purpose of communicating the Offer to the record and beneficial holders of the Shares. Except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, the Merger and the other Transactions contemplated by this Agreement, Parent and Purchaser shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall promptly deliver (and shall use their respective reasonable best efforts to cause their agents and Representatives to deliver) to the Company all copies and any extract or summaries of such information. In addition, in connection with the Offer, the Company shall cooperate with Parent and Purchaser to disseminate the Offer Documents to holders of Shares held in or subject to any Company Equity Plan or other Benefit Plans and to permit such holders of Shares to tender Shares in the Offer.

Section 1.3    Directors.

(a) Provided that the Minimum Condition is satisfied, promptly after Purchaser accepts for payment and pays for any Shares tendered and not withdrawn pursuant to the Offer (the “Appointment Time”), and at all times thereafter, Purchaser shall be entitled to elect or designate such number of directors, rounded up to the next whole number, on the Company Board of Directors as is equal to the product of the total number of directors on the Company Board of Directors (giving effect to the directors elected or designated by Purchaser pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Parent and Purchaser bears to the total number of Shares then outstanding; provided, however, that, subject to applicable Law and the rules of the NYSE, Purchaser shall be entitled to designate at least a majority of the directors on the Company Board of Directors at all times following the Appointment Time. Upon Purchaser’s request at any time following the Appointment Time, the Company shall take such actions, including but not limited to filling vacancies or newly created directorships on the Company Board of Directors, increasing the size of the Company Board of Directors (including by amending the Company Bylaws if necessary so as to increase the size of the Company Board of Directors) and/or requesting and accepting the resignations of such number of its incumbent directors, as is reasonably necessary to enable Purchaser’s designees to be so elected or designated to the Company Board of Directors, and shall cause Purchaser’s designees to be so elected or designated at such time. The Company shall, upon Purchaser’s request following the Appointment Time, also cause Persons elected or designated by Purchaser to constitute at least the same percentage (rounded up to the next whole number) as is on the Company Board of Directors of (i) each committee of the Company Board of Directors, (ii) each board of directors (or similar body) of each Company Subsidiary, and (iii) each committee (or similar body) of each such board, in each case to the extent permitted by applicable Law and the rules of the NYSE. The Company’s obligations under this Section 1.3(a) shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly upon execution of this Agreement take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3(a), including mailing to stockholders (together with the Schedule 14D-9, unless otherwise requested by Parent) the information required by Section 14(f) and Rule 14f-1 as is necessary to enable Purchaser’s designees to be elected or designated to the Company Board of Directors. Purchaser shall supply the Company with, and solely be responsible for, information with respect to Purchaser’s designees and Parent’s and Purchaser’s respective officers, directors and affiliates to the extent required by Section 14(f) and Rule 14f-1. The provisions of this Section 1.3(a) are in addition to and shall not limit any rights that any of Purchaser, Parent or any of their respective affiliates may have as a record holder or beneficial owner of Shares as a matter of applicable Law with respect to the election of directors or otherwise.

(b) In the event that Purchaser’s designees are elected or designated to the Company Board of Directors pursuant to Section 1.3(a), then, until the Effective Time, the Company shall cause the Company Board of Directors to maintain three (3) directors who are members of the Company Board of Directors on the date hereof, each of whom shall be “independent” for purposes of Rule 10A-3 of the Exchange Act and also eligible to serve on the Company’s audit committee under the Exchange Act and NYSE rules and at least one of whom shall be an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K and the instructions thereto (the “Continuing Directors”); provided, however, that if any Continuing Director is unable to serve due to death, disability or resignation, the Company shall take all necessary action (including creating a committee of the Company Board of Directors) so that the Continuing Director(s) shall be entitled to elect or designate another Person (or Persons) to fill such vacancy, and such Person (or Persons) shall be deemed to be a Continuing Director for purposes of this Agreement. If no Continuing Director then remains, the other directors shall designate three (3) Persons who shall each qualify as “independent” for purposes of Rule 10A-3 of the Exchange Act and eligible to serve on the Company’s audit committee under the Exchange Act and NYSE rules and at least one of whom shall be an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K and the instructions thereto, to fill such vacancies and such Persons shall be deemed Continuing Directors for all purposes of this Agreement. Notwithstanding anything in this Agreement to the contrary, if Purchaser’s designees constitute a majority of the Company Board of Directors after the Appointment Time and prior to the Effective Time, then the affirmative vote of a majority of the Continuing Directors shall (in addition to the approval rights of the Company Board of Directors or the stockholders of the Company as may be required by the Company Governing Documents or applicable Law) be required for the Company (i) to amend or terminate this Agreement, (ii) to extend the time of performance of, or waive, any of the obligations or other acts of Parent or Purchaser under this Agreement, or to exercise or waive any of the Company’s rights, benefits or remedies hereunder, if such action would adversely affect the holders of Shares (other than Parent or Purchaser), (iii) except as provided herein, to amend the Company Governing Documents in a manner that would reasonably be expected to adversely affect the holders of Shares (other than Parent or Purchaser), or (iv) to take any other action or make any other determination of the Company Board of Directors under or in connection with this Agreement if such action would reasonably be expected to adversely affect the holders of Shares (other than Parent or Purchaser). The Continuing Directors shall have, and Parent shall cause the Continuing Directors to have, the authority to retain such counsel (which may include current counsel to the Company or the Board of Directors) and other advisors at the expense of the Company as determined by the Continuing Directors, and the authority to institute any action on behalf of the Company to enforce performance of this Agreement.

Section 1.4    The Merger.

(a) Subject to the terms and conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, the Company and Purchaser shall consummate the Merger pursuant to which (i) Purchaser shall be merged with and into the Company and the separate corporate existence of Purchaser shall thereupon cease and (ii) the Company shall be the surviving corporation in the Merger as an indirect wholly owned subsidiary of Parent, and shall continue to be governed by the DGCL, and (iii) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The corporation surviving the Merger is sometimes hereinafter referred to as the “Surviving Corporation.” The Merger shall have the effects set forth in the DGCL.

(b) At the Effective Time, the Company Certificate shall, by virtue of the Merger, be amended and restated in its entirety so as to read in the form attached hereto as Annex II, and as so amended shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law. At the Effective Time, the bylaws of the Surviving Corporation shall be amended so as to read in the form attached hereto as Annex III.

Section 1.5    Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m., California time, on a date to be specified by the parties, such date to be no later than the second (2nd) business day after satisfaction or waiver of all of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) (the “Closing Date”), at the offices of Latham & Watkins LLP, 650 Town Center Drive, 20th floor, Costa Mesa, California 92626, unless another date or place is agreed to in writing by the Company and Purchaser.

Section 1.6     Effective Time. Parent, Purchaser and the Company shall cause an appropriate certificate of merger or other appropriate documents (in any such case, the “Certificate of Merger”) to be executed and filed on the Closing Date (or on such other date as Parent and the Company may agree) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at the time such Certificate of Merger shall have been duly filed with, and accepted by, the Secretary of State of the State of Delaware or such other date and time as is agreed upon by the parties and specified in the Certificate of Merger, such date and time hereinafter referred to as the “Effective Time.” From and after the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of the Company and Purchaser, and all of the claims, obligations, liabilities, debts and duties of the Company and Purchaser shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

Section 1.7    Directors and Officers of the Surviving Corporation. The directors of Purchaser immediately prior to the Effective Time shall, from and after the Effective Time, be appointed as the directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time, from and after the Effective Time, shall continue as the officers of the Surviving Corporation, in each case until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

Section 1.8    Subsequent Actions. If at any time after the Effective Time, the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Purchaser, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 1.9    Stockholders’ Meeting. If approval of the stockholders of the Company is required under the DGCL in order to consummate the Merger:

(a) As promptly as practicable following the Appointment Time, the Company shall prepare and file with the SEC a proxy for the Special Meeting (together with any amendments thereof or supplements thereto and any other required proxy materials, the “Proxy Statement”) relating to the Merger and this Agreement; provided, that Parent, Purchaser and their counsel shall be given a reasonable opportunity to review the Proxy Statement before it is filed with the SEC and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Purchaser and their counsel. Subject to Section 5.2, the Company shall include in the Proxy Statement the recommendation of the Company Board of Directors that the stockholders of the Company vote in favor of the adoption of this Agreement in accordance with the DGCL. The Company shall use its reasonable best efforts to obtain and furnish the information required to be included by the SEC in the Proxy Statement and, after consultation with Purchaser, respond promptly to any comments made by the SEC with respect to the Proxy Statement. The Company shall provide Parent, Purchaser and their counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after the Company’s receipt of such comments, and any written or oral responses thereto. Parent, Purchaser and their counsel shall be given a reasonable opportunity to review any such written responses and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Purchaser and their counsel. The Company, on the one hand, and Parent and Purchaser, on the other hand, agree to promptly correct any information provided by it for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Laws, and the Company further agrees to cause the Proxy Statement, as so corrected (if applicable), to be filed with the SEC and, if any such correction is made following the mailing of the Proxy Statement as provided in Section 1.9(b)(ii), mailed to holders of Shares, in each case as and to the extent required by the Exchange Act or the SEC (or its staff).

(b) The Company, acting through the Company Board of Directors, shall, in accordance with and subject to the requirements of applicable Law and this Agreement (including Section 5.2 and Section 8.1):

(i) (A) as promptly as reasonably practicable following the Appointment Time, duly set a record date for, and take all action necessary in accordance with the DGCL and the Company Governing Documents to duly call and give notice of a special meeting of its stockholders (such meeting or any adjournment or postponement thereof, the “Special Meeting”) for the purpose of considering and taking action upon this Agreement and the Merger (with the record date and meeting date set in consultation with Purchaser), and (B) as promptly as reasonably practicable following the Appointment Time, convene and hold the Special Meeting (and adjourn or postpone the Special Meeting in accordance with Purchaser’s direction);

(ii) as promptly as reasonably practicable following the Appointment Time, file the definitive Proxy Statement with the SEC and cause the Proxy Statement to be mailed to its stockholders; and

(iii) use its reasonable best efforts to (A) solicit from its stockholders proxies in favor of the adoption of this Agreement and (B) secure any approval of stockholders of the Company that is required by the DGCL and any other applicable Law to effect the Merger.

(c) At the Special Meeting or any postponement or adjournment thereof, Parent shall vote, or cause to be voted, all of the Shares then owned by it, Purchaser or any of their other Subsidiaries in favor of the adoption of this Agreement and to deliver or provide, in its capacity as a stockholder of the Company, any other approvals that are required by the DGCL and any other applicable Law to effect the Merger.

Section 1.10    Merger Without Meeting of Stockholders. Notwithstanding the terms of Section 1.9, in the event that Parent, Purchaser and their respective Subsidiaries shall hold, in the aggregate, at least ninety percent (90%) of the outstanding Shares (the “Short Form Threshold”) following the Appointment Time and the expiration of any “subsequent offering period” provided by Purchaser pursuant to and in accordance with this Agreement, if applicable, and the exercise of the Top-Up Option, if applicable, the parties hereto shall cause the Merger to become effective promptly, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

Section 1.11    Top-Up Option.

(a) The Company hereby grants to Purchaser an irrevocable option (the “Top-Up Option”), exercisable only upon the terms and subject to the conditions set forth herein and only on or after the Appointment Time, to purchase, at a price per share equal to the Offer Price, an aggregate number of shares of Common Stock (the “Top-Up Option Shares”) equal to the lowest number of Shares that, when added to the number of Shares directly or indirectly owned by Parent, Purchaser and their respective Subsidiaries at the time of exercise of the Top-Up Option, shall constitute one share more than ninety percent (90%) of the Shares outstanding immediately after the issuance of the Top-Up Option Shares on a fully diluted basis; provided, however, that the Top-Up Option shall not be exercisable unless, immediately after such exercise and the issuance of shares of Common Stock pursuant thereto, the Short Form Threshold would be reached (after giving effect to the issuance of the Top-Up Option Shares); provided, further, that in no event shall the Top-Up Option be exercisable for a number of shares of Common Stock in excess of the Company’s total authorized and unissued shares of Common Stock (treating any Shares held in the treasury of the Company as unissued). Purchaser may pay the Company the aggregate price required to be paid for the Top-Up Shares either (i) entirely in cash or (ii) at Purchaser’s election, by (x) paying in cash an amount equal to not less than the aggregate par value of the Top-Up Shares and (y) executing and delivering to the Company a promissory note having a principal amount equal to the balance of the aggregate purchase price pursuant to the Top-Up Option less the amount paid in cash pursuant to the preceding clause (x) (a “Promissory Note”). Any such Promissory Note shall be full recourse against Parent and

Purchaser and (i) shall bear interest at the rate of nine percent (9%) per annum, (ii) shall mature on the first (1st) anniversary of the date of execution and delivery of such Promissory Note and (iii) may be prepaid, in whole or in part, without premium or penalty.

(b) Provided that no applicable Law, order, injunction or other legal impediment shall prohibit the exercise of the Top-Up Option or the issuance of the Top-Up Option Shares pursuant thereto, or otherwise make such exercise or issuance illegal, Purchaser may exercise (subject to the restrictions contained in Section 1.11(a)) the Top-Up Option on one or more occasions, in whole or in part, after the Appointment Time and prior to the earlier to occur of (i) the fifth (5th) business day after the later of (A) the Expiration Time and (B) the expiration of any “subsequent offering period”; and (ii) the termination of this Agreement in accordance with its terms.

(c) Each time that Purchaser wishes to exercise the Top-Up Option, Purchaser shall send to the Company a written notice (a “Top-Up Exercise Notice,” the date of which notice is referred to herein as the “Top-Up Notice Date”) specifying the denominations of the certificate or certificates evidencing the Top-Up Option Shares which Purchaser wishes to receive, and the place, time and date for the closing of the purchase and sale pursuant to the Top-Up Option (the “Top-Up Closing”). The Company shall, promptly after receipt of the Top-Up Exercise Notice, deliver a written notice to Purchaser confirming the number of Top-Up Option Shares and the aggregate purchase price therefor (the “Top-Up Notice Receipt”). At the Top-Up Closing, Purchaser shall pay the Company the aggregate price required to be paid for the Top-Up Option Shares, by delivery of cash and a Promissory Note in an aggregate principal amount equal to that specified in the Top-Up Notice Receipt, and the Company shall cause to be issued and delivered to Purchaser a certificate or certificates representing the Top-Up Option Shares or, if the Company does not then have certificated Shares, the applicable number of Book-Entry Shares. Such certificates or Book-Entry Shares may include any legends that are required by federal or state securities Laws.

(d) Parent and Purchaser acknowledge that the Top-Up Shares which Purchaser may acquire upon exercise of the Top-Up Option shall not be registered under the Securities Act and shall be issued in reliance upon an exemption from registration under the Securities Act for transactions not involving a public offering. Parent and Purchaser represent and warrant to the Company that Purchaser is, or shall be upon any purchase of Top-Up Shares, an “accredited investor”, as defined in Rule 501 of Regulation D under the Securities Act. Purchaser agrees that the Top-Up Option, and the Top-Up Shares to be acquired upon exercise of the Top-Up Option, if any, are being and shall be acquired by Purchaser for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).

(e) Without the prior written consent of the Company, the right to exercise the Top-Up Option granted pursuant to this Agreement shall not be assigned by Purchaser other than to Parent or a direct or indirect wholly owned Subsidiary of Parent, including by operation of Law or otherwise, and any attempted assignment in violation of this Section 1.11(e) shall be null and void.

ARTICLE II

CONVERSION OF SECURITIES

Section 2.1     Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any securities of the Company or common stock of Purchaser (the “Purchaser Common Stock”):

(a) Purchaser Common Stock. Each issued and outstanding share of Purchaser Common Stock shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing Purchaser Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(b) Treasury Stock and Parent-Owned Stock. All Shares owned by the Company and any Shares owned by Parent, Purchaser or any of their respective Subsidiaries shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Common Stock. Each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled or converted in accordance with Section 2.1(b) and other than Dissenting Shares) shall be converted into the right to receive the Offer Price, payable to the holder thereof in cash, without interest (the “Merger Consideration”). From and after the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a Share shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such Share in accordance with Section 2.2, without interest thereon.

(d) Adjustment to Merger Consideration. The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Common Stock), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Common Stock occurring on or after the date hereof and prior to the Effective Time; provided that nothing in this Section 2.1(d) shall be construed to permit the Company to take any action that is otherwise prohibited by the terms of this Agreement.

Section 2.2    Payment for Securities; Surrender of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent or Purchaser shall designate a reputable bank or trust company, which shall be reasonably acceptable to the Company, to act as the payment agent in connection with the Merger (the “Paying Agent”). Prior to or promptly (and in any event within twenty-four (24) hours) after the Effective Time, Parent or Purchaser shall deposit, or cause to be deposited, with the Paying Agent the aggregate Merger Consideration with respect to Shares converted into Merger Consideration pursuant to Section 2.1(c) (the “Exchange Fund”). In the event the Exchange Fund shall be insufficient to make the payments contemplated by Section 2.1(c), Parent shall, or shall cause Purchaser to, promptly deposit additional funds with the Paying Agent in an amount which is equal to the deficiency in the amount required to make such payment. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The Exchange Fund shall be invested by the Paying Agent as reasonably directed by Parent; provided, however, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this Article II. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation on the earlier of one year after the Effective Time or full payment of the Exchange Fund.

(b) Procedures for Surrender. Promptly after the Effective Time (but in no event later than three (3) business days), Parent shall, and shall cause the Surviving Corporation to, cause the Paying Agent to mail (and make available for collection by hand) to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the “Certificates”) or non-certificated Shares represented by book-entry (“Book-Entry Shares”) and whose Shares were converted pursuant to Section 2.1 into the right to receive the Merger Consideration (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the

Certificates (or affidavits of loss in lieu thereof) to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify and (ii) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for payment of the Merger Consideration. Upon surrender of a Certificate (or an affidavit of loss in lieu thereof) or Book-Entry Share for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent or the Surviving Corporation, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the applicable Merger Consideration for each Share formerly represented by such Certificate or Book-Entry Share, to be mailed (or made available for collection by hand if so elected by the surrendering holder) within five (5) business days following the later to occur of (i) the Effective Time or (ii) the Paying Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share, and the Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share so surrendered shall be forthwith cancelled. The Paying Agent shall accept such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (A) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (B) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of Parent that such Tax either has been paid or is not required to be paid. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated by this Section 2.2, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.2, without interest thereon.

(c) Transfer Books; No Further Ownership Rights in Shares. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Certificates outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d) Termination of Exchange Fund; No Liability. At any time following twelve (12) months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) remaining in the Exchange Fund that have not been disbursed, or for which disbursement is pending subject only to the Paying Agent’s routine administrative procedures, to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to the Surviving Corporation and Parent (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates or Book-Entry Shares and compliance with the procedures in Section 2.2(b), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, Purchaser, the Paying Agent or any other Person shall be liable to any holder of a Certificate or Book-Entry Share for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.1 hereof; provided, however, that Parent may, in its discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against

Parent, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

Section 2.3    Dissenting Shares

(a) Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who did not vote in favor of the Merger (or consent thereto in writing) and is entitled to demand and properly demands appraisal of such Shares (“Dissenting Shares”) pursuant to, and who complies in all respects with, Section 262 of the DGCL (the “Appraisal Rights”) shall be entitled to payment of the fair value of such Dissenting Shares in accordance with the Appraisal Rights (it being understood that at the Effective Time, such Dissenting Shares shall no longer be outstanding, shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto other than the right to receive the appraised value of such Dissenting Shares to the extent afforded by the Appraisal Rights); provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to payment of the fair value of such Dissenting Shares under the Appraisal Rights, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, the Merger Consideration.

(b) The Company shall give prompt notice to Purchaser of any demands received by the Company for appraisal of any Shares, of any withdrawals of such demands and of any other instruments served pursuant to the DGCL and received by the Company relating to rights of appraisal, and Purchaser shall have the right to participate in and control all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Purchaser, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.

(c) Notwithstanding anything to the contrary contained herein, each of Parent, Purchaser and the Company acknowledges and agrees that in any appraisal proceeding under Section 262 of the DGCL with respect to Dissenting Shares and to the fullest extent permitted by applicable Law, neither Parent nor the Surviving Corporation shall assert that the Top-Up Option, the Top-Up Option Shares or any cash or Promissory Note delivered by Purchaser to the Company as payment for any Top-Up Option Shares should be considered in connection with the determination of the fair value of the Dissenting Shares in accordance with Section 262(h) of the DGCL.

Section 2.4    Treatment of Company Options, Stock Appreciation Rights, Restricted Stock Units, Performance Shares and Phantom Stock Units.

(a) Prior to the Effective Time, the Company Board of Directors (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary and appropriate to provide that, (i) immediately prior to the Effective Time, each outstanding option to purchase Shares (the “Company Options”), or stock appreciation right or portion thereof whether settled in cash or Shares (the “SARs”) under any stock option plan of the Company, including the 1998 Incentive Compensation Plan, the 2004 Long-Term Performance Plan, the 2007 Long-Term Performance Plan, the Share Participation Scheme in Ireland, the Stock Purchase Plan for employees in Japan, or any other plan, agreement or arrangement of the Company or any Company Subsidiary, including any foreign equity plan, agreement or arrangement (collectively, the “Company Equity Plans”), shall become immediately vested and exercisable in full, (ii) the holders of such Company Options and SARs shall have the right to exercise such Company Options and SARs, to the extent then exercisable, until immediately prior to the Effective Time, and (iii) with respect to any Company Options and SARs that remain outstanding and are unexercised as of immediately prior to the Effective Time, all such Company Options and SARs shall be cancelled and, in exchange therefore, each holder of any such cancelled Company Option or SAR shall be entitled to receive, in consideration of the cancellation of such Company Option or SAR and in settlement therefore, a payment in cash of an amount equal to the product of (A) the total number of Shares previously subject to such Company Option or SAR and (B) the excess, if any, of the Merger Consideration over the exercise price per Share previously subject to such Company Option or SAR (such amount being hereinafter referred to as the “Option Consideration”). The Option Consideration shall be paid by the Surviving Corporation as soon as practicable (but in no event later than five (5) business days) following the Effective Time. From and after the Effective Time, any such cancelled Company Option or SAR shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment of the Option Consideration. Prior to the Effective Time, the Company Board of Directors (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary and appropriate to provide that, (i) immediately prior to the Effective Time, each outstanding restricted stock unit (the “Restricted Stock Units”) and outstanding performance share (the “Performance Shares”) under the Company Equity Plans shall become immediately vested and distributable upon the consummation of the Merger, and (ii) each vested Restricted Stock Unit and Performance Share shall be cancelled and the holder thereof shall be entitled to receive Merger Consideration in respect of each Share underlying the cancelled vested Restricted Stock Unit or Performance Share in accordance with Section 2.1(c) hereof.

(b) Prior to the Effective Time, the Company Board of Directors (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary and appropriate so that: (i) the stock units (the “Phantom Stock Units”) credited to each participant’s account under the Company Deferred Directors’ Fee Program, the Company Executive Deferred Compensation Plan, the Option Gain Deferral Plan, the Company Executive Restoration Plan, and any qualified defined contribution plan of the Company (“Deferred Compensation Plans”) shall be converted into a dollar amount equal to the product of (A) the number of Phantom Stock Units credited to such participant’s account, multiplied by (B) the per share Merger Consideration (with such amount to be rounded to the nearest cent); (ii) as of the Effective Time, such dollar amount shall be credited to such participant’s cash account under the respective Deferred Compensation Plan, and the Phantom Stock Units shall be debited from such participant’s plan account; and (iii) as of the Effective Time and thereafter, such participant’s account shall be credited with interest when and as provided in the respective Deferred Compensation Plan, as in effect from time to time, and distributable in cash in accordance with the participant’s distribution election and the terms and conditions of the Deferred Compensation Plan. Prior to the Effective Time, the Company shall amend or take such other necessary action with respect to the Deferred Compensation Plans to provide that, as of the Effective Time and thereafter, no further Phantom Stock Units shall be credited to the accounts of participants and the accounts of participants shall be distributable only in the form of cash.

(c) The Company shall take all corporate actions necessary to effectuate the treatment of the Company Options, SARs, Restricted Stock Units, Performance Shares and Phantom Stock Units (collectively, and together with Company Options granted under the ESPP, the “Company Equity Awards”) as contemplated by this Section 2.4 and to ensure that (i) all awards issued under the Company Equity Plans shall be settled as of the Effective Time, and (ii) neither any holder of Company Equity Awards, nor any other participant in any Company Equity Plan shall have any right thereunder to acquire any securities of the Company, the Surviving Corporation, Parent, or to receive any payment or benefit with respect to any award previously granted under the Company Equity Plans, except as provided in this Section 2.4.

(d) As soon as practicable after the Effective Time, and to the extent applicable or required, Parent shall deliver to the holders of Company Equity Awards, appropriate notices setting forth such holders’ rights pursuant to the Company Equity Plans and this Agreement.

(e) After the Effective Time, all Company Equity Plans shall be terminated and no further Company Equity Awards or other rights with respect to Shares shall be granted thereunder.

Section 2.5    Treatment of Employee Stock Purchase Plan and Stock Purchase Plan in Japan.

(a) With respect to the Company Employee Stock Purchase Plan (“ESPP”), the Company Board of Directors (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary and appropriate to provide that (i) the date that is the payroll payment date occurring immediately prior to date of the commencement of the Offer pursuant to Section 1.1 shall be the last day of the current “Option Period” and the “Date of Exercise” under the ESPP, as such terms are defined in the ESPP, (ii) each participant’s option for the current Option Period shall be exercised as of such Date of Exercise in accordance with the terms of the ESPP, (iii) all payroll deductions under the ESPP shall cease as of such Date of Exercise, (iv) any shares acquired on such Date of Exercise shall be entitled to receive Merger Consideration as set forth in Section 2.1(c) hereof; and (v) the ESPP shall be terminated as of the Effective Date.

(b) With respect to the Stock Purchase Plan for Company employees in Japan (the “Japan Program”) and the Share Participation Scheme in Ireland (the “Ireland Program”), the Company Board of Directors (or, if appropriate, any committee thereof) shall adopt appropriate resolutions or take all other actions necessary and appropriate to provide that (i) the date of purchase occurring immediately prior to the date of the consummation of the Offer shall be the last date of purchase under the Japan Program and Ireland Program, (ii) all amounts contributed by participants following such date of purchase shall be refunded to Company employees in accordance with the terms of the Japan Program and Ireland Program; (iii) all contributions and/or payroll deductions under the Japan Program and Ireland Program shall cease as of such date, (iv) any shares acquired on such date shall be entitled to receive the Merger Consideration as set forth in Section 2.1(c) hereof; and (vi) the Japan Program and Ireland Program shall be terminated as of the Effective Date.

Section 2.6    Additional Benefits Matters. The Company shall take all actions that are necessary to effect the transactions described in Section 2.4 and Section 2.5 above pursuant to the terms of the applicable Company Equity Plan and agreements evidencing the Company Options and SARs. All amounts payable pursuant to Section 2.4 and Section 2.5 shall be paid without interest (unless otherwise noted).

Section 2.7    Withholding. Any payments made pursuant to this Agreement (whether pursuant to the Offer, the Merger, Section 2.2, Section 2.4, Section 2.5 or otherwise) shall be reduced by all applicable withholding taxes that Parent, Purchaser, the Surviving Corporation and the Paying Agent, as the case may be, shall be required to deduct and withhold from such payments under the Code, the rules and regulations promulgated thereunder or any provision of applicable Law. To the extent that amounts are so deducted and withheld by Parent, Purchaser, the Surviving Corporation or the Paying Agent, such amounts shall be treated for all purposes of this Agreement as having been paid in respect of which such deduction and withholding was made by Parent, Purchaser, the Surviving Corporation or the Paying Agent.

ARTICLE III

REPRESENTATIONS AND

WARRANTIES OF THE COMPANY

The following representations and warranties by the Company are qualified in their entirety by reference to the disclosure (i) in the Company SEC Documents filed or furnished after January 1, 2008 but prior to the date hereof (excluding the exhibits, annexes and schedules thereto and any forward-looking or risk disclosures contained in the “Forward Looking Statements” or “Risk Factors” sections thereof or any other statements that are similarly non-specific or precise or forward-looking in nature) and (ii) set forth in the applicable section or subsection of the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”). Each disclosure in any section or subsection of the Company Disclosure Letter shall qualify or modify other sections or subsections of the representations and warranties set forth in this Article III to the extent the applicability of such disclosure to each such other section is reasonably apparent from the text of the disclosure made.

Section 3.1     Organization and Qualification; Subsidiaries.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of Delaware and has the requisite corporate power and authority to conduct its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is in compliance in all material respects with the terms of the Company Governing Documents.

(b) Schedule 3.1 sets forth a true and complete list of the Subsidiaries of the Company (each a “Company Subsidiary”), together with the jurisdiction of organization or incorporation, as the case may be, of each Company Subsidiary. Each Significant Subsidiary is a corporation, limited liability company or other similar entity (as the case may be) duly organized, validly existing and in good standing under the Laws of its state or country of organization and has the requisite power and authority to conduct its business as now being conducted. Each Company Subsidiary is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Significant Subsidiary is in compliance in all material respects with the terms of the its constituent organizational or governing documents.

Section 3.2     Capitalization.

(a) The authorized capital stock of the Company consists of (i) 300,000,000 shares of common stock, par value $0.10 per share (the “Common Stock”), and (ii) 10,000,000 shares of preferred stock, par value $0.10 per share (the “Preferred Stock”). As of January 31, 2011, (A) 73,945,401 shares of Common Stock were issued and 70,926,197 shares were outstanding, (B) no shares of Preferred Stock were issued and outstanding, (C) 3,019,204 shares of Common Stock were issued and held in the treasury of the Company or otherwise owned by the Company, and (D) 437,448 shares of Common Stock (which are included within the 70,926,197 shares outstanding set forth above) that were held in grantor trust and reserved for issuance pursuant to the Company’s executive and director deferred compensation benefit plans and 2,965,043 shares of Common Stock (which are included in (C) in the 3,019,204 shares of non-outstanding but previously issued share count set forth above), were held in benefit equity trust for pre-funding stock-related obligations for employee benefit plans, and (E) 6,437,422 shares of Common Stock reserved for issuance with respect to Company Equity Awards. Since January 31, 2011, neither the Company nor any Company Subsidiary has issued or granted any Company Equity Awards or shares of capital stock. The rights and privileges of the Company Common Stock are as set forth in the Company Certificate. All of the outstanding shares of the Company’s capital stock are, and all Shares which may be issued pursuant to the exercise of outstanding Company Options and SARs will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive or similar rights and issued in compliance with all applicable securities Laws. Except for the 2036 Convertible Notes, there are no bonds, debentures, notes or other indebtedness having general voting rights (or, other than the 2036 Convertible Notes, convertible into securities having such rights) (“Voting Debt”) of the Company or any Company Subsidiary issued and outstanding or reserved for issuance. Except for the Company Equity Awards described in the second sentence of this Section 3.2(a) and except for the 2036 Convertible Notes and the corresponding agreements pertaining thereto, there are no (x) options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any kind, including any stockholder rights plan, relating to the issued or unissued capital stock or other equity interests of the Company or any Company Subsidiary or any securities convertible into or exchangeable or exercisable for such capital stock or other equity interests, obligating the Company or any Company Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any Company Subsidiary or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any Company Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment (collectively, “Equity Interests”), (y) shares of deferred stock, restricted stock units, stock-based performance units, stock appreciation rights or “phantom” stock awards with respect to any such stock, interests or securities, or derivative securities or other rights that are linked to, or provide economic benefits based on, the value or price of the Common Stock or the value of the Company, any of the Company Subsidiaries or any part thereof or (z) outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Shares or any capital stock of, or other Equity Interests in, the Company or any Company Subsidiary or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in the Company or any Company Subsidiary.

(b) All Company Options, SARs, Restricted Stock Units, Performance Shares and Phantom Stock Units are evidenced by stock option, stock appreciation right, restricted stock, performance share or phantom stock agreements or awards (as the case may be) in such forms as have been made available to Parent. All outstanding Company Options, SARs, Restricted Stock Units, Performance Shares and Phantom Stock Units are in all material respects in the same form as the form or forms of stock option, stock appreciation right, restricted stock, performance share or phantom stock agreements or awards, respectively, that have been made available to Parent. Schedule 3.2(b) sets forth a listing of all Persons (by employee number) who hold outstanding Company Equity Awards as of January 19, 2011, indicating, with respect to each Company Equity Award, the number of Shares subject to such Company Equity Award, the date of grant or issuance and the expiration date (if any) thereof.

(c) There are no voting trusts or other agreements to which the Company or any Company Subsidiary is a party with respect to the voting, transfer or registration of the Company’s Common Stock or any capital stock of, or other Equity Interest, of the Company or any Company Subsidiary or granting any Person the right to elect, designate or nominate a director to the board of directors of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has granted any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any of its capital stock or other Equity Interests.

(d) The Company or another Company Subsidiary owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other Equity Interests of each of the Company Subsidiaries, free and clear of any Liens (other than transfer and other restrictions under applicable federal and state securities Laws), and all of such shares of capital stock or other Equity Interests have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except for capital stock or other Equity Interests in the Company Subsidiaries, neither the Company nor any Company Subsidiary owns directly or indirectly any capital stock or other Equity Interest in any Person, or has any obligation to acquire any such Equity Interest, or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other Person. There are no outstanding obligations to which the Company or any Company Subsidiary is a party (i) restricting the transfer of or (ii) limiting the exercise of voting rights with respect to any Equity Interests in any Company Subsidiary.

Section 3.3    Authorization; Validity of Agreement; Company Action. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the receipt of the Requisite Stockholder Approval, if applicable, to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly and validly authorized by the Company Board of Directors and no other corporate action on the part of the Company, pursuant to the DGCL or otherwise, is necessary to authorize the execution and delivery by the Company of this Agreement, and the consummation by it of the Transactions, subject, in the case of the Merger, to the adoption of this Agreement by the Requisite Stockholder Approval and the filing of the Certificate of Merger. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by Parent and Purchaser, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that the enforcement hereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

Section 3.4    Board Approvals. The Company Board of Directors has duly adopted resolutions (a) determining that this Agreement, the Offer, the Merger and the other Transactions are advisable, fair to, and in the best interests of the stockholders of the Company, (b) approving and declaring advisable this Agreement and the Transactions, which approval, to the extent applicable and subject to the accuracy of the representations and warranties in Section 4.7, constituted approval under the provisions of Section 203 of the DGCL as a result of which the Transactions, including the Offer and the Merger, are not and will not be subject to the restrictions on “business combinations” under the provision of Section 203 of the DGCL and (c) recommending that the stockholders of the Company accept the Offer, tender their Shares to Purchaser pursuant to the Offer, and, if applicable, adopt this Agreement (collectively, the “Company Board Recommendation”), which resolutions have not been rescinded, modified or withdrawn in any way as of the date hereof.

Section 3.5    Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement by the Company, the acceptance for payment or acquisition of Shares pursuant to the Offer, the consummation by the Company of the Merger or any other Transaction or compliance by the Company with any of the provisions of this Agreement will (a) conflict with or result in any breach of any provision of the Company Governing Documents or the comparable organizational or governing documents of any Significant Subsidiary, (b) require any material registration, declaration or filing by the Company or any Significant Subsidiary with, or the obtaining of any material permit, authorization, consent, waiver, order, authorization or approval of, any government, court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency (including any non-governmental self-regulatory authority or agency) or any subdivision thereof, whether foreign, federal, state, local or supernational (a “Governmental Entity”) (except for (i) compliance with any applicable requirements of the Exchange Act, (ii) any filings as may be required under the DGCL in connection with the Merger, (iii) filings, permits, authorizations, consents and approvals as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and any other Required Governmental Approvals, (iv) such filings with the SEC as may be required to be made by the Company in connection with this Agreement, the Offer and the Merger or (v) such filings as may be required under the rules and regulations of the NYSE in connection with this Agreement, the Offer and the Merger), (c) result in a modification, violation or breach of, or constitute (with or without notice or lapse of time or both) a default or give rise to any right, including, but not limited to, any right of termination, amendment, cancellation or acceleration under, any of the terms, conditions or provisions of any Company Agreement, or (d) violate any material order, writ, injunction, decree or Law applicable to the Company or any Company Subsidiary or any of their respective properties or assets, except in each of clauses (b), (c) or (d) where (i) any failure to obtain such permits, authorizations, consents or approvals, (ii) any failure to make such filings or (iii) any such modifications, violations, rights, breaches, loss of benefits or defaults, have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.6     Company SEC Documents and Financial Statements.

(a) The Company has timely filed or furnished (as applicable) with the SEC all registration statements, prospectuses, forms, reports, proxy statements, schedules, statements and other documents required by it to be filed or furnished (as applicable) since and including January 1, 2008 under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”) (together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”)) (such documents and any other documents filed by the Company with the SEC, including exhibits and other information incorporated therein as they have been amended, supplemented or modified since the time of their filing, collectively, the “Company SEC Documents”). As of their respective filing dates the Company SEC Documents (a) did not (or with respect to Company SEC Documents filed after the date hereof, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder. As of the date hereof, the Company has not received any written or, to the Company’s knowledge, oral notice from the SEC that any of the Company SEC Documents is the subject of any ongoing review by the SEC or outstanding SEC investigation, and as of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Documents. To the knowledge of the Company, as of the date of this Agreement, there are no SEC inquiries or investigations, other governmental inquiries or investigations or material internal investigations pending or threatened, in each case regarding any accounting practices of the Company. All of the audited financial statements and unaudited interim financial statements of the Company included in the Company SEC Documents and with the related notes and schedules thereto (collectively, the “Financial Statements”), (i) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of the Company and the Significant Subsidiaries in all material respects, (ii) have been or will be, as the case may be, prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act), (iii) fairly present in all material respects the consolidated financial position and the consolidated results of operations and cash flows and changes in stockholders’ equity of the Company and its Company Subsidiaries as of the dates and for the periods referred to therein and (iv) complied as to form, as of their respective filing dates with the SEC in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.

(b) The Company is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE.

Section 3.7    Internal Controls; Sarbanes-Oxley Act. The Company has designed and maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) as required under Rules 13a-15(a) and 15d-15(a) under the Exchange Act and is in compliance in all material respects with such system, and such system is sufficient to provide reasonable assurances regarding the reliability of financial reporting. As of the date hereof, the Company has not identified any existing material weaknesses or significant deficiencies not otherwise remedied in the design or operation of the internal control over financial reporting. The Company and the Significant Subsidiaries maintain and keep in all material respects books, records and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company and the Significant Subsidiaries. The Company (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that all material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure, and (ii) to the Company’s knowledge, has disclosed to the Company’s auditors and the audit committee of the Company Board of Directors (and made summaries of such disclosures available to Parent) (A) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

Section 3.8    Absence of Certain Changes.

(a) Except for the actions expressly contemplated by this Agreement or in the Company SEC Documents filed or furnished prior to the date hereof, since September 30, 2010, the Company has conducted, in all material respects, its business in the ordinary course consistent with past practice.

(b) From September 30, 2010 through the date of this Agreement, no fact(s), change(s), event(s), development(s) or circumstances have occurred, which have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.9    No Undisclosed Liabilities. Except (a) as reflected or otherwise reserved against on the Financial Statements, (b) for liabilities and obligations incurred since September 30, 2010 in the ordinary course of business, (c) for liabilities and obligations incurred under this Agreement or in connection with the Transactions and (d) for liabilities and obligations incurred under any Company Agreement other than liabilities or obligations due to breaches thereunder, and (e) for liabilities incurred in accordance with this Agreement, neither the Company nor any Company Subsidiary has incurred any liabilities or obligations of any nature, whether or not accrued or contingent or otherwise, other than as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.10    Litigation. As of the date hereof, there is no claim, action, suit, arbitration, investigation of a Governmental Entity, alternative dispute resolution action or any other judicial or administrative proceeding, in Law or equity (collectively, a “Legal Proceeding”), pending against (or to Company’s knowledge, threatened against or naming as a party thereto), the Company, a Company Subsidiary or any executive officer or director of the Company or any Company Subsidiary (in their capacity as such) other than as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or challenging or seeking to prohibit, impede or delay the execution, delivery or performance of this Agreement or any of the Transactions. Neither the Company nor any Company Subsidiary is subject to any outstanding order, writ, injunction, decree or arbitration ruling or judgment of a Governmental Entity which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or which would reasonably be expected to prevent or materially delay the consummation of the Offer, the Merger or any of the other Transactions. Since January 1, 2010, neither the Company nor any Company Subsidiary has received any written notification of, and to the knowledge of the Company there is no, material investigation by any Governmental Entity involving the Company or any Company Subsidiary or any of their respective assets other than as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.11    Employee Benefit Plans; ERISA.

(a) Schedule 3.11(a) sets forth a correct and complete list of all material Benefit Plans. “Benefit Plans” means all employee benefit plans, programs, agreements or arrangements, including pension, retirement, profit sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, vacation, bonus or other incentive plans, arrangements or agreements, all medical, vision, dental or other health plans, all life insurance plans, and all other material employee benefit plans or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA, in each case, whether oral or written, funded or unfunded, or insured or self-insured, maintained by the Company or any Company Subsidiary, or to which the Company or any Company Subsidiary contributes or is obligated to contribute thereunder, or with respect to which the Company or any Company Subsidiary has or may have any material liability (contingent or otherwise).

(b) Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code, and each trust that is related to a Benefit Plan and intended to be tax exempt under Section 501(a) of the Code, has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code or exempt from taxation under Section 501(a) of the Code, as applicable, and, to the knowledge of the Company, nothing has occurred that would adversely affect the qualification or tax exemption of any such Benefit Plan or related trust. To the knowledge of the Company, each Benefit Plan and any related trust complies in all material respects, and has been administered in compliance in all material respects, in accordance with its terms, ERISA, the Code, and other applicable Laws.

(c) None of the Company, any Company Subsidiary or any entity treated as a single employer with the Company pursuant to Section 414 of the Code (each an “ERISA Affiliate”) contributes to or is obligated to contribute to a “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA) or has any liability with respect to such a multiemployer plan. None of the Company, any Company Subsidiary or any ERISA Affiliate maintains or contributes to an employee benefit plan that is subject to Part 3 of Subtitle B of Title I of ERISA. No Benefit Plan provides for post-retirement or other post-employment welfare benefits (other than health care continuation coverage as required by applicable Law).

(d) None of the Company nor any ERISA Affiliate maintains or contributes to any employee benefit plan subject to Title IV of ERISA or Section 412 of the Code (each a “Pension Benefit Plan”). There are no Liens in favor of the Pension Benefit Guaranty Corporation (“PBGC”) or the Plan on any Company or ERISA Affiliate asset. There have been no reportable events (as set forth in Section 4043 of ERISA) with respect to any Pension Benefit Plan within the last twelve (12) months prior to the date of this Agreement. PBGC has not threatened to terminate any Pension Benefit Plan under Section 4042 of ERISA nor has the Company or any ERISA Affiliate requested or initiated a distress or standard termination under Section 4041 of ERISA within the last three (3) years.

(e) None of the Company nor any of the Company Subsidiaries has received written notice of, and, to the knowledge of the Company, there are no investigations by any Governmental Entity with respect to, or termination proceedings or other claims, suits or proceedings (except routine claims for benefits payable in the ordinary course) against or involving, any Benefit Plan. All contributions and premium payments required to be made to any Benefit Plan prior to the Effective Time have been timely made and all contributions or premium payments not yet required to be made as of the Effective Time have been made or properly accrued in accordance with past practice.

(f) Except as may be required by applicable Law, as contemplated under this Agreement or as set forth on Schedule 3.11(f), neither the Company nor any Company Subsidiary has any announced plan or legally binding commitment to create any additional material Benefit Plans which are intended to cover employees or former employees of the Company or any Company Subsidiary or to amend or modify any existing Benefit Plan in such a manner as to materially increase the cost of such Benefit Plan to the Company.

(g) None of the execution and delivery of this Agreement nor the consummation of the Merger nor any other Transaction will (A) entitle any employee, officer or director of the Company or any Company Subsidiary to any compensation or benefit, or (B) accelerate the time of payment or vesting, or trigger any material payment or funding, of any compensation or benefit or trigger any other material obligation under any Benefit Plan. Without limiting the generality of the foregoing, except as set forth on Schedule 3.11(g), no amount paid or payable (whether in cash, in property, or in the form of benefits) in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(h) With respect to the Benefit Plans, each to the extent applicable, correct and complete copies of the following have been made available to Parent by the Company: (i) all Benefit Plans (including all amendments and attachments thereto); (ii) written summaries of any Benefit Plan not in writing; (iii) all related trust documents; (iv) all insurance contracts or other funding arrangements; (v) the most recent annual report (Form

5500) filed with the Internal Revenue Service; (vi) the most recent determination letter from the Internal Revenue Service; and (vii) the most recent summary plan description and any summary of material modification thereto.

(i) No compensation paid pursuant to any Benefit Plan by the Company or any Company Subsidiary to any “service provider” (as such term is defined in Section 409A of the Code and the United States Treasury Regulations and Internal Revenue Service guidance thereunder), violates the requirements of Section 409A of the Code.

(j) With respect to any Benefit Plan maintained for the benefit of employees located outside of the United States (each a “Foreign Plan”), to the knowledge of the Company, each Foreign Plan has been maintained and administered in compliance in all material respects with applicable Law. Except as would not reasonably be expected to have a Material Adverse Effect, there is no unfunded liability with respect to any Foreign Plan.

Section 3.12     Taxes.

(a) The Company and the Company Subsidiaries have timely filed all Tax Returns required to be filed (taking into account any extensions of time within which to file such Tax Returns), and all such Tax Returns were complete and correct, subject in each case to such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and the Company Subsidiaries have paid all Taxes required to be paid by them, or have established an adequate reserve therefor in accordance with GAAP, subject to such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) There currently are no audits, examinations or other proceedings pending with regard to any Taxes of the Company or the Company Subsidiaries; and the Company and the Company Subsidiaries have not received a written notice or announcement of any audits or proceedings, subject in each case to such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax with respect to any Tax period that remains open to assessment, subject in each case to such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) There are no material Tax Liens upon any property or assets of the Company and the Company Subsidiaries, except for Permitted Liens.

(d) None of the Company or any Company Subsidiary (i) is a party to, is bound by or has any obligation under any Tax sharing, Tax allocation or Tax indemnity agreement or similar contract or arrangement or (ii) except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, has any liability for Taxes of any other Person (other than the Company and the Company Subsidiaries) under any applicable Law, as a transferee or successor, by contract or otherwise (other than, with respect to clauses (i) and (ii) of this Section 3.12(d), customary gross-up or indemnification provisions in credit agreements, derivatives, leases and similar agreements entered into in the ordinary course of business).

(e) Neither the Company nor any Company Subsidiary has been required to include in income any adjustment pursuant to Section 481 of the Code for any open Tax year by reason of a voluntary change in accounting method initiated by the Company or any of the Company Subsidiaries, and the Internal Revenue Service has not initiated or proposed in writing any such adjustment or change in accounting method, in either case, which adjustment or change would constitute a Company Material Adverse Effect.

(f) During the two-year period ending on the date of this Agreement, neither the Company nor any Company Subsidiary has distributed the stock of another entity or had its stock distributed by another entity in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.

(g) Neither the Company nor any of the Company Subsidiaries has engaged in any “listed transaction” under section 6011 of the Code and the regulations thereunder.

(h) There is no contract or arrangement, plan or agreement by or with the Company or any Company Subsidiary covering any Person that, individually or collectively, could give rise to the payment of any amount by the Company or any Company Subsidiary that is intended to be deductible pursuant to Section 162(m) of the Code that would not be deductible by the Company or such Company Subsidiary.

(i) This Section 3.12 (and Section 3.6 and 3.11 with respect to the matters addressed therein) contain the sole representations and warranties of the Company and the Company Subsidiaries with respect to Tax matters.

Section 3.13    Contracts.

(a) Except as filed as exhibits to the Company SEC Documents filed prior to the date hereof, Schedule 3.13(a) sets forth a correct and complete list of each note, bond, debenture, loan or credit agreement, mortgage, lien, indenture, lease, license, contract or agreement, or other instrument, commitment, arrangement, understanding or obligation, to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets are bound (the “Company Agreements”) which, as of the date hereof:

(i) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) involves annual (based on the twelve (12) month period ending December 31, 2010) expenditures or aggregate payments to or by the Company or any Company Subsidiary in excess of $10,000,000;

(iii) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to the Company, or upon consummation of the Transactions, Parent or its Subsidiaries, or which restricts the conduct of any line of business that is material to the Company;

(iv) relates to a partnership, joint venture or similar arrangement, unless immaterial to the Company;

(v) is an employment, severance, bonus, indemnification or consulting contract with any current executive officer of the Company or any member of the Company Board of Directors (other than a Benefit Plan listed on Schedule 3.11(a));

(vi) is a license agreement or other agreement with respect to Company IP (other than shrink-wrap, click-wrap, and off-the-shelf licenses for software that are generally commercially available on reasonable terms to the public and for which the license, maintenance, support and other fees are less than $100,000 in any 12-month period);

(vii) relates to the borrowing of money, extension of credit, deferred purchase price of property or any financial guaranty, in each case having an outstanding principal amount in excess of $5,000,000 (other than accounts receivables and payables incurred or arising in the ordinary course of business);

(viii) is an acquisition or divestiture contract that contains currently surviving “earn-out” or other contingent payment obligations that, individually or in the aggregate, obligate the Company or any Company Subsidiary to make payments, or could reasonably be expected to result in payments, in excess of $5,000,000; or

(ix) would prohibit, impede or materially delay the consummation of the Merger or any other Transactions.

(b) Each contract of the type described above in Section 3.13(a), whether or not set forth in Schedule 3.13(a), is referred to herein as a “Company Material Contract.” Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Material Contract is in full force and effect and is a legal, valid and binding agreement on the Company or a Company Subsidiary, as applicable, and, to the knowledge of the Company, each other party thereto, as applicable, in accordance with its terms (except that (x) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (y) general equitable principles) and (ii) there is no event or condition which has occurred or exists, which constitutes or could constitute (with or without notice, the happening of any event and/or the passage of time) a default or breach under, gives to others any right of termination, amendment, acceleration or cancellation of any Company Material Contract or any license thereunder or would cause or permit any other change of any rights or obligations or the loss of any benefits under any Company Material Contract of the Company or any Company Subsidiary.

(c) The Company has delivered or made available to Parent or provided to Parent for review, prior to the execution of this Agreement, true and complete copies of all of the Company Material Contracts.

Section 3.14    Title to Properties; Encumbrances. Schedule 3.14 sets forth a list by address of all real property owned by the Company or any Company Subsidiary (the “Owned Real Property”). Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company or one of the Company Subsidiaries has good and marketable title to the Owned Real Property and to all of the buildings, structures and other improvements thereon, free and clear of all Liens other than Permitted Liens. To the Company’s knowledge, the Company or one of the Company Subsidiaries has valid leasehold interest in all of its material Company Property, subject to no Liens, except for (a) Liens reflected in a balance sheet as of September 30, 2010 (“Balance Sheet Date”), (b) Liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto, which do not materially impair the value of such properties or the use of such property by the Company in the operation of its business, (c) Liens for current Taxes, assessments or governmental charges or levies on property not yet due and payable and Liens for Taxes that are being contested in good faith by appropriate proceedings and for which an adequate reserve has been provided on the Financial Statements, and (d) Liens which would not materially interfere with the use of such property or assets by the Company (the foregoing Liens (a)-(d), “Permitted Liens”). The Company is in compliance with the terms of all leases relating to the Company Property to which they are a party, except such compliance which has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Company’s knowledge, all such material leases relating to the Company Property are in full force and effect, and the Company enjoys peaceful and undisturbed possession under all such leases.

Section 3.15    Intellectual Property.

(a) Schedule 3.15(a) sets forth for the Owned Company IP: (i) for each patent and patent application, the patent number or application serial number, the jurisdiction in which the patent or application has been filed or issued, and the date filed or issued; (ii) for each registered trademark or service mark or trademark or service mark application, the application serial number or registration number, the jurisdiction of the application or registration, and the date filed or issued; (iii) each URL or domain name registered; (iv) for each registered copyrighted work, the number and date of registration and the jurisdiction of the registration; and (v) for each registered item of industrial property or European Community design, the number and date of registration and the jurisdiction of the registration.

(b) There are no pending disputes and no written claims have been asserted, or to the knowledge of the Company, threatened, challenging the validity or enforceability of any agreement (1) under which the Company or any Company Subsidiary uses or has the right to use any material Licensed Company IP or (2) under which the Company or any Company Subsidiary has licensed or otherwise permitted others the right to use any material Company IP (such agreements described in clauses (1) and (2) above, the “Company IP Agreements”). Except as set forth in the Company Disclosure Letter, the execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger will not result in the breach of, or create on behalf of any third party the right to terminate or modify, (i) any license, sublicense or other agreement relating to any Intellectual Property Rights owned by the Company or any Company Subsidiary and that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or, (ii) any license, sublicense and other agreement as to which the Company or any Company Subsidiary is a party and pursuant to which the Company or any Company Subsidiary is authorized to use any third party Intellectual Property Rights that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) To the knowledge of the Company, the Company and the Company Subsidiaries own or otherwise are entitled to use all Intellectual Property Rights necessary to conduct the business of the Company as conducted prior to the Closing Date except such Intellectual Property Rights that, if not possessed by the Company, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) The Company and the Company Subsidiaries own the Owned Company IP free and clear of all Liens, other than Permitted Liens and the Company IP Agreements.

(e) To the knowledge of the Company, the operation of the Company’s and the Company Subsidiaries’ business has not infringed upon or misappropriated, and is not infringing upon or misappropriating, the Intellectual Property Rights of any third party, except for any such infringement or misappropriation that has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, no Person or any of such Person’s products or services or other operation of such Person’s business is infringing upon or misappropriating any Company IP in any material respect.

(f) To the knowledge of the Company, no action, claim or proceeding alleging infringement, misappropriation, or other violation of any material Intellectual Property Right of another Person is pending, or to the knowledge of the Company, threatened or against the Company or any Company Subsidiaries. Since January 1, 2008, neither the Company nor any Company Subsidiary has received any written notice relating to any actual or alleged infringement, misappropriation, or violation of any Intellectual Property Right of another Person by the Company or any Company Subsidiaries.

(g) Except for such proceedings or actions that, if resolved against the Company or any Company Subsidiaries, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no proceedings or actions pending before any Governmental Entity challenging the ownership, validity or enforceability of the Owned Company IP or, to the knowledge of the Company, the Licensed Company IP and, to the knowledge of the Company, no such proceedings or actions have been threatened against the Company or any Company Subsidiaries.

Section 3.16    Labor Matters. The Company is not a party to any collective bargaining or other labor union contract as of the date of this Agreement. As of the date of this Agreement, there is no pending or, to the knowledge of the Company, threatened labor dispute, strike or work stoppage against the Company that may interfere with the business activities of the Company, except where such dispute, strike or work stoppage would not have a Company Material Adverse Effect.

Section 3.17    Compliance with Laws; Permits.

(a) Since September 30, 2010, each of the Company and the Company Subsidiaries has complied and is in compliance in all respects with all Laws which affect the business, properties or assets of the Company, except such non-compliance that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and no notice, charge or assertion has been received by the Company or any Company Subsidiary or, to the Company’s knowledge, threatened against the Company or any Company Subsidiary alleging any material violation of any such Laws or that the Company or any Company Subsidiary is subject to any material liability under any Law or relating to the suspension, revocation or modification of any Company Permit.

(b) The Company and the Company Subsidiaries are in possession of all material authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Entity necessary for the Company and the Company Subsidiaries to own, lease and operate their respective properties or to carry on their respective businesses substantially in the manner described in the Company SEC Documents filed prior to the date hereof and substantially as is being conducted as of the date hereof (the “Company Permits”), and all such Company Permits are valid, and in full force and effect, except such Company Permits that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Notwithstanding anything to the contrary in this Section 3.17, the provisions of this Section 3.17 shall not apply to matters to the extent addressed in Section 3.6, Section 3.11, Section 3.12, Section 3.18, Section 3.26 and Section 3.27.

Section 3.18    Regulatory Compliance.

(a) To the knowledge of the Company, the Company’s business is being conducted in compliance in all material respects with, as applicable, the Federal Food, Drug and Cosmetic Act, 21 U.S.C. 321 et seq., and all regulations promulgated thereunder (the “FDCA”), including all U.S. Food and Drug Administration (“FDA”) regulations on clinical trials, establishment registration and device listing, medical device reporting, correction and removal reporting, good manufacturing practices, and device labeling, as well as comparable applicable foreign Laws, except where the failure to be in compliance does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) To the knowledge of the Company, none of the Company, the Company Subsidiaries and their respective officers, directors, managers, and to the Company’s knowledge, their licensees, agents and distributors (each of the foregoing, a “Company Party” and collectively, the “Company Parties”) has been, is currently, or is the subject of a notice, action or proceeding that has subjected or could reasonably subject any Company Party to permissive or mandatory debarment by the FDA under 21 U.S.C. §335a, or permissive or mandatory exclusion from Medicare, Medicaid, TRICARE, and/or any other federal or State health care programs, by the Office of Inspector General (“OIG”), U.S. Department of Heath and Human Services (“DHHS”), or other government entity.

(c) To the knowledge of the Company, no Company Party has been or is currently the subject of a notice or action by the FDA to invoke or apply the FDA’s Application Integrity Policy.

(d) To the knowledge of the Company, the Company and any Company Subsidiary is not currently subject to a written notice, action or proceeding by the FDA to suspend or withdraw approval of a marketing application, clearance, license or authorization. No Company Party has been, is negotiating or is currently subject to a Corporate Integrity Agreement with the OIG, DHHS.

(e) To the knowledge of the Company, all clinical trials being conducted by or on behalf of the Company or any Company Subsidiary or that were the basis of clinical data submitted in support of a pending or supplemental application for marketing approval, clearance, licensing or authorization, meet or met, at the time they were performed, in all material respects the clinical trial regulations and requirements of the FDA, the

DHHS, and foreign regulatory authorities. To the knowledge of the Company, since January 1, 2009, no Investigational Device Exemption application of the Company or any Company Subsidiary is currently the subject of a written notice, action or proceeding by the FDA or any foreign regulatory authority to disapprove or withdraw the application.

(f) (i) To the knowledge of the Company all products currently being designed, manufactured, processed, labeled, packed, stored or held, and/or distributed by or on behalf of the Company or any Company Subsidiary comply in all material respects with all applicable current good manufacturing practice requirements, including FDA’s Quality System Regulation, except where the failure to meet such requirements does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (ii) to the knowledge of the Company, since January 1, 2009 no Forms FDA 483, Warning Letters, Untitled Letters, written notices of non-compliance or enforcement actions or proceedings by the FDA, the Department of Justice, or a foreign regulatory authority have been received by the Company or any Company Subsidiary that have not been closed by the applicable regulatory authority.

(g) To the knowledge of the Company, since January 1, 2009, no products of any Company Party are the subject of a planned or existing voluntary or mandatory recall, market correction or market removal. To the knowledge of the Company, there are no circumstances relating to the design, manufacture, quality, integrity, safety or effectiveness of, or to adverse event, experience, malfunction or deviation reports for, the products, individually or in the aggregate, that has resulted in or would reasonably be expected to result in a Company Material Adverse Effect.

Section 3.19     Information in the Proxy Statement. The Proxy Statement (if any), and any amendment thereof or supplement thereto, at the date mailed to the Company’s stockholders and at the time of any meeting of Company stockholders to be held in connection with the Merger, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or Purchaser in writing expressly for inclusion therein. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

Section 3.20     Information in the Offer Documents and the Schedule 14D-9. The information supplied in writing by the Company expressly for inclusion in the Offer Documents (and any amendment or supplement thereto) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Schedule 14D-9 will comply as to form in all material respects with the provisions of Rule 14d-9 of the Exchange Act and any other applicable federal securities Laws and will not, when filed with the SEC or distributed or disseminated to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that the Company makes no representation or warranty with respect to statements made in the Schedule 14D-9 based on information furnished by Parent or Purchaser in writing expressly for inclusion therein.

Section 3.21    Opinion of Financial Advisor. The Company Board of Directors has received the opinion of Goldman Sachs, Inc. (the “Company Financial Advisor”), dated as of the date hereof, to the effect that, as of the date hereof and subject to the limitations, qualifications and assumptions set forth in such opinion, the Merger Consideration to be paid to the holders of the Shares (other than Parent and Purchaser) pursuant to this Agreement is fair from a financial point of view to such holders. As of the date of this Agreement, such opinion has not been withdrawn or revoked or otherwise modified in any material respect.

Section 3.22    Insurance. The Company and the Company Subsidiaries have all material policies of insurance covering the Company, the Company Subsidiaries and their respective employees, properties or assets, including policies of property, fire, workers’ compensation, products liability, directors’ and officers’ liability, and other casualty and liability insurance, and such policies are in a form and amount which the Company believes is adequate for the operation of its and their business. All such insurance policies are in full effect, no written notice of cancellation has been received by the Company or any Company Subsidiary under such policies, and there is no existing default or event which, with the giving of notice of lapse or time or both, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.23    Related Party Transactions. Except as set forth in the Company SEC Documents filed prior to the date hereof or compensation or other employment or the Company Board of Directors arrangements in the ordinary course, there are no transactions, agreements, arrangement or understandings between the Company or any Company Subsidiary, on the one hand, and any affiliate of the Company (including any officer or director) thereof, on the other hand.

Section 3.24    Brokers; Expenses. No broker, investment banker, financial advisor or other Person, other than the Company Financial Advisor, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or the other Transactions based upon arrangements made by or on behalf of Company or any Company Subsidiary.

Section 3.25    Takeover Statutes. Except for Section 203 of the DGCL, no Takeover Laws or any anti-takeover provision in the Company Governing Documents is applicable to the Agreement or the Transactions (including the Merger). Assuming the accuracy of the representation and warranty contained in Section 4.7, the Company Board of Directors and the Company have taken all action necessary to exempt the Merger, this Agreement and the Transactions from the prohibitions on business combinations set forth in Section 203 of the DGCL.

Section 3.26    Foreign Corrupt Practices Act. To the knowledge of the Company, neither the Company, any of the Company Subsidiaries nor any of their respective predecessors, directors, officers, employees, consultants, joint venture partners, agents, representatives or any other Person associated with or acting on their behalf, has directly or indirectly (a), made, promised, offered, or authorized (i) any unlawful payment or the unlawful transfer of anything of value, directly or indirectly, to any government official, employee or agent, political party or any official of such party, or political candidate, or (ii) any unlawful bribe, rebate, influence payment, kickback or similar unlawful payment, or (b) violated the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or anti-bribery Laws applicable to the Company or any of its Subsidiaries in any jurisdiction outside the United States.

Section 3.27    Environmental Matters. Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (a) the Company and the Company Subsidiaries are in compliance with applicable Environmental Laws; (b) the Company and the Company Subsidiaries have all the Environmental Permits necessary for the conduct and operation of the business as now being conducted, and all such Environmental Permits are in good standing; (c) there is not now and has not been any Hazardous Substance used, generated, treated, released, or otherwise existing at, on, under or emanating from any Company or Company Subsidiaries owned, leased or operated property associated with the business except in compliance with applicable Environmental Laws; (d) the Company and the Company Subsidiaries have not received any written notice of alleged, actual or potential responsibility for, or any inquiry or investigation regarding, any release or threatened release of Hazardous Substances or alleged violation of, or non-compliance with, any Environmental Law; (e) there is no site to which the Company or the Company Subsidiaries have transported or arranged for the transport of Hazardous Substances which, to the knowledge of the Company, may become the subject of an environmental action; and (f) neither the Company nor the

Company Subsidiaries have assumed or retained, by contract or operation of law, liabilities under any Environmental Law.

Section 3.28     No Other Representations or Warranties. Except for the representations and warranties set forth in this Article III, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Purchaser in connection with the Transactions. Neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Parent, Purchaser or any other Person resulting from the distribution to Parent or Purchaser, or Parent’s or Purchaser’s use of, any such information, including any information, documents, projections, forecasts of other material made available to Parent or Purchaser in certain “data rooms” or management presentations in expectation of the Transactions, unless any such information is expressly included in a representation or warranty contained in this Article III.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF PARENT AND PURCHASER

Except as set forth in Parent’s disclosure schedule delivered to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”), Parent and Purchaser represent and warrant to the Company, jointly and severally, as set forth in this Article IV. Each disclosure set forth in a section of the Parent Disclosure Letter shall qualify or modify any other section of this Article IV to the extent the applicability of such disclosure to such other section is reasonably apparent from the text of the disclosure made.

Section 4.1    Organization and Qualification. Each of Parent and Purchaser is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to conduct its business as now being conducted, except for those jurisdictions where the failure to be so organized, existing or in good standing, individually or in the aggregate, would not impair in any material respect the ability of each of Parent and Purchaser, as the case may be, to perform its obligations under this Agreement or prevent or materially delay the consummation of the Transactions.

Section 4.2    Authorization; Validity of Agreement; Necessary Action. Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by Parent and Purchaser of this Agreement and the consummation by each of them of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Purchaser, subject to the adoption of this Agreement by Parent as the sole stockholder of Purchaser, and no other corporate action on the part of either Parent or Purchaser is necessary to authorize the execution and delivery by Parent and Purchaser of this Agreement and the consummation of the Transactions. This Agreement has been duly executed and delivered by Parent and Purchaser and, assuming due and valid authorization, execution and delivery hereof by the Company, is the valid and binding obligation of each of Parent and Purchaser enforceable against each of them in accordance with its terms, except that the enforcement hereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 4.3    Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement by Parent and Purchaser, the consummation by Parent and Purchaser of the Transactions or compliance by Parent or Purchaser with any of the provisions of this Agreement will (a) conflict with or result in any breach of any provision of the organizational documents of Parent or Purchaser, (b) require any filing by Parent or Purchaser with, or the permit, authorization, consent or approval of, any Governmental Entity (except for (i) compliance with any applicable requirements of the Exchange Act, (ii) any filings as may be required under the DGCL in connection with the Merger, (iii) filings, permits, authorizations, consents and approvals as may be required under the HSR Act and any other Required Governmental Approvals, or (iv) such filings with the SEC or the NYSE as may be required on behalf of Purchaser and Parent in connection with this Agreement and the Offer and the Merger), or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or Purchaser, any of their Subsidiaries, or any of their properties or assets, except in the case of clause (b) or (c), such violations, breaches or defaults which would not, individually or in the aggregate, impair in any material respect the ability of each Parent or Purchaser to perform its obligations under this Agreement, as the case may be, or prevent the consummation of the Transactions.

Section 4.4    Litigation. As of the date hereof, there is no Legal Proceeding pending against (or, to the knowledge of Parent, threatened against or naming as a party thereto) Parent or any of its Subsidiaries, nor, to the knowledge of Parent, is there any investigation of a Governmental Entity pending or threatened against Parent or any of its Subsidiaries, and none of Parent or any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree, in each case, which would, individually or in the aggregate, impair in any material respect the ability of each of Parent and Purchaser to perform its obligations under this Agreement, as the case may be, or prevent the consummation of any of the Transactions.

Section 4.5    Information in the Proxy Statement. None of the information supplied by Parent or Purchaser expressly for inclusion or incorporation by reference in the Proxy Statement (or any amendment thereof or supplement thereto) will, at the date mailed to the Company’s stockholders or at the time of the meeting of the Company’s stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

Section 4.6    Information in the Offer Documents. The Offer Documents (and any amendment thereof or supplement thereto) will not, when filed with the SEC or at the time of distribution or dissemination thereof to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Purchaser with respect to statements made therein based on information supplied by the Company in writing expressly for inclusion in the Offer Documents. The Offer Documents will comply as to form in all material respects with applicable federal securities Laws and the rules and regulations thereunder.

Section 4.7    Ownership of Company Capital Stock. Neither Parent, Purchaser nor any of their respective affiliates is, nor at any time during the last three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

Section 4.8    Sufficient Funds. Parent will have upon the Appointment Time, at the Expiration Time (as the same may be extended from time to time pursuant to this Agreement) and at the Effective Time, the funds necessary to consummate the Offer and the Merger and to pay all fees and expenses incurred by Parent, Purchaser and the Company in connection with this Agreement and the Transactions for which Parent or Purchaser is responsible.

Section 4.9    Ownership and Operations of Purchaser. Parent (or a direct or indirect wholly owned subsidiary of Parent) owns beneficially and of record all of the outstanding capital stock of Purchaser. Purchaser was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

Section 4.10    Brokers and Other Advisors. No broker, investment banker, financial advisor, agent or other Person (other than the Parent Financial Advisor) is entitled to any broker’s, finder’s, financial advisor’s, agent’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent, Purchaser or any of their Subsidiaries.

Section 4.11    Investigation; Limitation on Warranties; Disclaimer of Other Representations and Warranties. Each of Parent and Purchaser has conducted its own independent review and analysis of the business, operations, assets, intellectual property, technology, liabilities, results of operations, financial condition and prospects of the Company and the Company Subsidiaries and acknowledges that each of Parent and Purchaser has been provided access to personnel, properties, premises and records of the Company and the Company Subsidiaries for such purposes. In entering into this Agreement, each of Parent and Purchaser has relied solely upon its independent investigation and analysis of the Company and the Company Subsidiaries, and each of Parent and Purchaser acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by the Company, any Company Subsidiaries, or any of their respective affiliates, stockholders, controlling persons or Company representatives that are not expressly set forth in this Agreement, whether or not such representations, warranties or statements were made in writing or orally. Each of Parent and Purchaser acknowledges and agrees that, to the fullest extent permitted by applicable Law, the Company and the Company Subsidiaries, and their respective affiliates, stockholders, controlling persons or Company representatives shall not have any liability or responsibility whatsoever to Parent, Purchaser, any Parent Subsidiary, or their respective affiliates, stockholders, controlling persons or Parent representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information (including any statement, document or agreement delivered pursuant to this Agreement and any financial statements and any projections, estimates or other forward-looking information) provided or made available (including in any data rooms, management presentations, information or descriptive memorandum or supplemental information), or statements made (or any omissions therefrom), to Parent, Purchaser, any Parent Subsidiary, affiliates, stockholders, controlling persons or Parent Representatives, except as and only to the extent expressly set forth in this Agreement (as qualified by the Company Disclosure Letter). Parent and Purchaser each acknowledge and agree that, except for the representations and warranties expressly set forth in this Agreement (a) the Company does not make, or has not made, any representations or warranties relating to itself or its business or otherwise in connection with the Merger and Parent and Purchaser are not relying on any representation or warranty except for those expressly set forth in this Agreement, (b) no Person has been authorized by the Company to make any representation or warranty relating to itself or its business or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by Parent or Purchaser as having been authorized by such party and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent, Purchaser or any of their representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information is the subject of any express representation or warranty set forth in Article III of this Agreement.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.1    Conduct of Business by the Company Pending the Closing. The Company agrees that between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (a) as set forth in Schedule 5.1, (b) as required or expressly permitted pursuant to this Agreement (including pursuant to Section 5.2), (c) as may be required by Law or (d) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause the Company Subsidiaries to, (i) conduct its businesses in all material respects in the ordinary course consistent with past practice (ii) use commercially reasonable efforts to maintain and preserve intact its business organization. Without limiting the generality of the foregoing, except (w) as set forth in Schedule 5.1, (x) as required pursuant to or expressly permitted by this Agreement, (y) as required by Law or (z) as consented to in writing by Parent (which consent, other than with respect to clauses (c), (d), (e) and (h) hereof, shall not be unreasonably withheld, delayed or conditioned), the Company agrees that between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, the Company shall not, and shall not permit any Company Subsidiary to:

(a) amend its certificate of incorporation or bylaws or equivalent organizational documents, waive any provisions of such, or enter into any agreement with any of its stockholders in their capacities as such;

(b) split, combine, subdivide or reclassify any shares of capital stock of the Company or any of its other securities, or otherwise amend the terms of the capital stock of the Company;

(c) except for the next regular quarterly dividend, if and when declared by the Board of Directors consistent with past practice in timing and not to exceed $0.19 per share, declare, set aside or pay any dividend or other distribution payable in cash, stock or property (or any combination thereof) with respect to the Company’s or any Company Subsidiary’s capital stock;

(d) directly or indirectly redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, or encumber, any Equity Interests, except (i) from holders of Company Options or SARs in full or partial payment of the exercise price and any applicable Taxes payable by such holder upon exercise of the Company Options or SARs to the extent required or permitted under the terms of such Company Options or SARs (ii) from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares at their original issue price in connection with the terms thereof that have been provided or made available to Parent prior to the date hereof or (iii) pursuant to the terms of the indenture governing the 2036 Convertible Notes;

(e) issue, sell, pledge, deliver, transfer, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or grant any Company Options or SARs under the Company Equity Plans or warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class, or grant to any Person any right the value of which is based on the value of Shares or other capital stock, other than (i) the issuance of Shares reserved for issuance on the date hereof pursuant to the exercise of the Company Options or SARs outstanding as of the date hereof, (ii) the grant of Company Options or SARs pursuant to previously existing contractual arrangements of the Company, (iii) the grant of Company Options to employees of the Company after the date hereof in the ordinary course of business consistent with past practice; (iv) the issuance of Shares pursuant to the terms of the 2036 Convertible Notes; and (v) the issuance of shares to Parent or Purchaser upon the exercise of the Top-Up Option;

(f) acquire (whether pursuant to merger, stock or asset purchase or otherwise) in one transaction or any series of related transactions any Person, any Equity Interests in any Person or any business or division of any Person or any of the assets of any Person (or business or division thereof), in each case that is material to the Company or for consideration in excess of $5 million in the aggregate;

(g) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any of its Intellectual Property or material assets, other than (i) sales, leases and licenses in the ordinary course of business consistent with past practice, (ii) dispositions of assets no longer used in the operation of the business, and (iii) factoring of accounts receivable consistent with past practice;

(h) (i) incur or assume or modify the terms of any long-term or short-term Indebtedness, except for borrowings under the Company’s existing revolving credit facility not to exceed $50,000,000 or issue any debt securities; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person that is not an affiliate of the Company for borrowed money; (iii) make any loans, advances or capital contributions to, or investments in, any other Person;

(iv) cancel any Indebtedness or waive any claims or rights of substantial value, in each case, other than in the ordinary course of business; (v) pay, discharge or satisfy any claims, liabilities or obligations, other than in the ordinary course of business; or (vi) vary the Company’s payment, collection or inventory practices in any material respect from the Company’s past practices;

(i) except (i) as required by the terms of any Benefit Plan, agreement or other contract in effect on the date hereof, including as contemplated under this Agreement, or (ii) to the extent necessary to comply with, or satisfy an exemption from, Section 409A of the Code without increasing the benefits provided to any Person, (A) other than for employees who are not directors, officers or key employees in the ordinary course of business consistent with past practice, (x) increase the compensation or other benefits payable or to become payable to, or grant any new loan to, officers, directors or employees of the Company or any Significant Subsidiary except for merit and promotional increases to the annual base salaries of employees (including key employees) who are not directors or officers made in the ordinary course of business consistent with past practice scheduled to take effect in March 2011, which are expected to result in an aggregate increase to such annual base salaries of approximately 3% for merit increases and approximately 0.5% for promotional increases, or (y) grant any officer, director, or employee of the Company any increase in severance or termination pay, (B) amend or enter into any employment, consulting, severance or termination agreement with any officer, director or employee of the Company, except for employees who earn less than $250,000 in total compensation annually in the ordinary course of business consistent with past practice, (C) establish, adopt, enter into, amend, suspend or terminate any collective bargaining agreement or Benefit Plan or any arrangement that would be a Benefit Plan if in effect on the date hereof, except as set forth on Schedule 3.11(f), or (D) accelerate any rights or benefits, or make any material determinations, under any Benefit Plan; provided, however, the foregoing clauses (A) and (B) shall not restrict the Company from entering into or making available to newly hired employees or to promoted employees, in each case in the ordinary course of business consistent with past practice, plans, agreements, benefits and compensation arrangements (including grants under the Company Equity Plans to the extent permitted under Section 5.1(e)), or (E) elect, hire or appoint any “Executive Officer” (as such term is defined in Rule 3b-7 promulgated under the Exchange Act), promote any existing Executive Officer to a more senior position or otherwise appoint or promote any current director, employee, independent contractor or consultant to an Executive Officer position;

(j) incur any capital expenditures or any obligations or liabilities in respect thereof in excess of $500,000 individually or $20,000,000 in the aggregate, except those contemplated in the capital expenditures budget for the Company made available to Parent prior to the date hereof in accordance therewith;

(k) enter into any agreement or arrangement that limits or otherwise restricts the Company or any Significant Subsidiary, or upon completion of the Transactions, Parent or its Subsidiaries or any successor thereto, from engaging or competing in any line of business in which it is currently engaged or in any geographic area not immaterial to the business or operations of Company or any Significant Subsidiary or Parent or any of its Subsidiaries;

(l) change any of the accounting methods used by it materially affecting its assets, liabilities or business, except for such changes required by GAAP, applicable Laws or any Government Entity;

(m) except as required by Law, make any material Tax election, file any amended Tax Return with respect to any material Tax or change any annual Tax accounting period, in each case, other than in the ordinary course of business consistent with past practice;

(n) (i) waive, release, assign, settle or compromise any claim or litigation, in each case made or pending against or available to the Company or any Significant Subsidiary, or any of its officers and directors in their capacities as such, other than waivers, releases, assigns, settlements or compromises that involve only the payment by the Company of monetary damages not in excess of $10,000,000 in the aggregate, and other than the settlement of claims or litigation in the ordinary course of business consistent with past practice (it being understood that in no case may the Company settle any litigation commenced after the date of this Agreement against the Company or any of its directors or executive officers by any stockholder of the Company relating to this Agreement or the Transactions, without the prior written consent of Parent), (ii) settle or compromise any Internal Revenue Service Tax audit or other material investigation or inquiry by any Governmental Entity, including without limitation by entering into any consent decree or other similar such agreement, or (iii) waive, release or assign any claims or rights of material value;

(o) (i) enter into, terminate, materially modify, renew or waive any material provision of any agreement that would be deemed to be a Company Material Contract if it had been entered into prior to the date of this Agreement or (ii) enter into, terminate, materially modify, renew or waive any material provision of any Company Material Contract that would reasonably be expected to materially delay or prevent the consummation of the Merger or any of the Transactions;

(p) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than the Merger);

(q) take any action that is intended or would reasonably be expected to, individually or in the aggregate with other such actions, result in any of the conditions to the Offer or the Merger set forth in Annex I or Article VII becoming incapable of being satisfied, adversely affect or materially delay the ability of any of the parties hereto to obtain any necessary approvals of any Governmental Entity or to perform its covenants and agreements under this Agreement or to consummate the Transactions, or otherwise materially delay or prohibit the consummation of the Offer, the Merger or the other Transactions;

(r) alter in any material respect, or enter into any commitment to alter in any material respect, any interest material to the Company and the Company Subsidiaries, taken as a whole, in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any equity or ownership interest on the date hereof;

(s) permit any insurance policy naming the Company or any Company Subsidiary as a beneficiary or a loss payable payee to lapse, be cancelled or expire unless a new policy with substantially identical coverage is in effect as of the date of lapse, cancellation or expiration; and

(t) enter into any written or oral agreement, contract, commitment or arrangement to do any of the foregoing, or authorize in writing any of the foregoing.

Section 5.2    Non-Solicitation.

(a) From and after the date of this Agreement until the earlier of the Appointment Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, and except as otherwise expressly provided for in this Section 5.2, the Company agrees that it shall not (and shall not permit any Company Subsidiary to), and that it shall use its reasonable best efforts to cause its Affiliates and Representatives not to, directly or indirectly: (i) solicit, initiate or knowingly facilitate or encourage the submission of any Competing Proposal or any inquiries with respect thereto, (ii) initiate or participate in any negotiations regarding, or furnish to any person any nonpublic information with respect to, any Competing Proposal, (iii) engage in discussions with any person with respect to any Competing Proposal, (iv) approve or recommend, or propose publicly to approve or recommend, any Competing Proposal, or, if a Competing Proposal has been publicly disclosed, fail to publicly recommend against any such Competing Proposal within ten (10) business days of the request of Parent and reaffirm the Company Board Recommendation within such ten (10) business day period, (v) withdraw, change, amend, modify or qualify, or otherwise propose publicly to withdraw, change, amend, modify or qualify, in a manner adverse to Parent or Purchaser, or otherwise make any statement or proposal inconsistent with, the

Company Board Recommendation, (vi) fail to include the Company Board Recommendation in the Schedule 14D-9 or any Proxy Statement, as applicable, (vii) approve, recommend, authorize, agree to, accept or enter into any binding or non-binding letter of intent or similar document or any agreement, arrangement or commitment related to any actual or proposed Competing Proposal, or (viii) resolve, propose or agree to do any of the foregoing (any act or failure to act relating to clauses (iv), (v) and (vi) or clause (viii) with respect to any matter covered in said clauses (iv), (v) or (vi)) above, a “Change of Recommendation”).

(b) The Company shall, and shall cause each of the Company Subsidiaries and its Representatives to, (i) immediately cease and cause to be terminated any existing discussions or negotiations with any Person or its Representatives (other than the parties hereto) conducted heretofore or that may be ongoing with respect to, or that may reasonably be expected to lead to, any Competing Proposal, (ii) obtain the prompt return or destruction of all information previously furnished to any such Person or its Representatives and written certification of such return or destruction and (iii) take such action as is necessary to enforce any confidentiality or “standstill” provisions or provisions of similar effect to which it is a party or of which it is a beneficiary.

(c) The Company promptly (and in any event within forty-eight (48) hours) shall advise Parent orally and in writing of (i) any Competing Proposal and of any determinations made by the Company or the Company Board of Directors with respect to any Competing Proposal and (ii) any request for non-public information relating to the Company or the Company Subsidiaries, including the terms and conditions of any such Competing Proposal. The Company shall keep Parent apprised on a current basis of the status (including any material change to the terms thereof) of any such Competing Proposal.

(d) Notwithstanding the limitations set forth in Section 5.2(a), if the Company receives prior to the Appointment Time an unsolicited bona fide written Competing Proposal, which in the good faith determination of the Company Board of Directors, after consultation with the Company’s outside legal and financial advisors (i) constitutes a Superior Proposal or (ii) could reasonably be expected to result, after the taking of any of the actions referred to in either of clause (x) or (y) below, in a Superior Proposal from the proponent of the Competing Proposal, the Company may, prior to the Appointment Time, take the following actions (but only if and to the extent that the Company Board of Directors first concludes in good faith after consultation with its outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties to the Company’s stockholders under applicable Law and provides Parent with prior notice): (x) furnish nonpublic information to the third party making such Competing Proposal, if, and only if, prior to so furnishing such information, the Company receives from the third party an executed Acceptable Confidentiality Agreement and (y) engage in discussions or negotiations with the third party with respect to the Competing Proposal; provided, however, that as promptly as reasonably practicable (and in any event within forty-eight (48) hours) following the Company taking such actions as described in clauses (x) and (y) above, the Company shall (A) provide the notice and information set forth in Section 5.2(g) hereof, including without limitation written notice to Parent of such Competing Proposal, the determinations of the Company Board of Directors as provided for in clauses (i)(ii) above, as applicable, and actions taken by the Company and its Representatives (with respect to which the Company shall keep Parent apprised on a current basis) and (B) provide to Parent any non-public information concerning the Company provided to such third party which was not previously provided to Parent.

(e) Notwithstanding the limitations set forth in Section 5.2(a), prior to the Appointment Time, the Company Board of Directors may, with prompt (and in any event within forty-eight (48) hours) notice to Parent, effect a Change of Recommendation in response to an Effect occurring after the date hereof, other than of or relating to a Competing Proposal, if the Company Board of Directors has concluded in good faith after consultation with the Company’s outside legal and financial advisors that the failure of the Company Board of Directors to effect a Change of Recommendation would be inconsistent with the exercise of the fiduciary duties of the Company Board of Directors to the Company’s stockholder under applicable Law.

(f) Notwithstanding the limitations set forth in Section 5.2(a), if the Company Board of Directors has concluded in good faith after consultation with the Company’s outside legal and financial advisors that a

Competing Proposal constitutes a Superior Proposal (and remains such after taking into account any proposals offered by Parent or Purchaser) and that the failure to do so would be inconsistent with the fiduciary duties of the Company Board of Directors to the Company’s stockholders under applicable Law, then the Company Board of Directors may prior to the Appointment Time cause the Company to, after complying with Section 5.2(g) hereof and paying Parent the Termination Fee in accordance with Section 8.2, enter into a binding written agreement with respect to such Superior Proposal and terminate this Agreement in accordance with Section 8.1.

(g) Neither the Company nor the Company Board of Directors shall take any of the actions described in Section 5.2(f) or terminate this Agreement pursuant to Section 8.1(a)(v), in each case, unless (i) the Company shall have complied in all material respects with this Section 5.2, (ii) the Company shall have given Parent and Purchaser prompt (but in any event, within forty-eight (48) hours) written notice (a “Notice of Superior Proposal”) advising them of the decision of the Company Board of Directors to take such action, detailing the terms and conditions of the Competing Proposal that serves as the basis of such action and including copies of any definitive document or correspondence evidencing such Competing Proposal, and (iii) (A) the Company shall have given Parent and Purchaser three (3) business days after delivery of such notice to propose revisions to the terms of this Agreement and/or the Transactions (and/or make any other proposals) and during such time shall have negotiated and caused its Representatives to negotiate (if Parent and the Purchaser have notified the Company that they desire to negotiate), confidentially and in good faith with Parent and Purchaser so as to have such Competing Proposal cease to qualify as a Superior Proposal and (B) the Company Board of Directors shall have determined in good faith, after consultation with its outside financial and legal advisors and considering the results of such negotiations and giving effect to any proposals, amendments or modifications offered by Parent and Purchaser, that such Competing Proposal nevertheless remains a Superior Proposal and that failing to take the actions described in Section 5.2(f), as applicable, or terminating this Agreement pursuant to Section 8.1(a)(v), in each case as sought to be taken, would be inconsistent with the fiduciary duties of the Company Board of Directors to the Company’s stockholders under applicable Law. The Company acknowledges and agrees that each successive material amendment or material revision to any Superior Proposal or any material term thereof shall constitute a new Superior Proposal, as applicable, for all purposes of this Agreement, including without limitation with respect to necessitating the delivery of a new Notice of Superior Proposal, new two (2) business day period and new determinations by the Company Board of Directors as set forth herein. The Company shall keep Parent apprised of any such amendments or revisions or other developments with respect thereto.

(h) Nothing contained in this Agreement shall prohibit the Company or the Company Board of Directors from disclosing to the Company’s stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its stockholders if the Company Board of Directors has reasonably determined in good faith, after consultation with outside legal counsel, that the failure to do so would be inconsistent with any applicable Law; provided, that any such disclosure(s) (other than a “stop, look and listen” or similar communication confined to the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Change of Recommendation under Section 5.2(a) hereof unless the Company Board of Directors expressly and unconditionally reaffirms the Company Board Recommendation within ten (10) business days of a request by Parent or Purchaser.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1    Notification of Certain Matters. The Company shall give prompt notice to Parent and Purchaser, and Parent and Purchaser shall give prompt notice to the Company, of the occurrence or non-occurrence of any event whose occurrence or non-occurrence, as the case may be, would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate as if made as of any time prior to the Effective Time, such that the conditions set forth in Annex I or Article VII may not be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.1 shall not (a) limit or otherwise affect the remedies available hereunder to the party receiving such notice or the representations or warranties of the parties, or the conditions to the obligations of the parties hereto or (b) cure any breach of, or noncompliance with, any other provision of this Agreement. Furthermore, the Company shall give prompt notice to Parent and Purchaser, and Parent and Purchaser shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Entity in connection with this Agreement, the Merger or the Transactions, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent or the consummation of the Transactions and (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party which relate to this Agreement, the Merger or the Transactions. Without limiting the foregoing, the Company shall keep Parent apprised of all developments (whether beneficial or adverse) with respect to regulatory matters, including on-going remediation and other efforts concerning the FDA or any other Governmental Entity, and any other inquiries, investigations or litigation set forth in the Company Disclosure Letter, including the status thereof and any changes thereto. The Company shall also provide Parent with copies of internal reports, financial data and interim results as prepared in the ordinary course by Company personnel for review by senior management contemporaneously with circulation of such materials to senior management.

Section 6.2    Access; Confidentiality. From the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, the Company and the Company Subsidiaries shall, upon reasonable prior notice, give Parent and Purchaser, their officers and a reasonable number of their employees and their authorized Representatives, (a) reasonable access during normal business hours to the Company Agreements, contracts, books, records, analysis, data, regulatory materials, projections, reports, plans, systems, senior management, commitments, offices and other facilities and properties of the Company and (b) such other information and personnel as Parent or Purchaser may reasonably request. The terms of the Confidentiality Agreement shall apply to any information provided to Parent or Purchaser pursuant to this Section 6.2. Notwithstanding anything to the contrary set forth herein, the Company shall not be required to provide access to, or to disclose information, to the extent such access or disclosure would (i) jeopardize the attorney-client privilege of the Company or (ii) contravene any applicable Law or contractual restriction, in each case in a manner materially detrimental to the Company; provided, that in either such case, the Company shall cooperate with Parent in seeking all necessary exemptions, permits or other consents or approvals to permit the Company and the Company Subsidiaries to provide Parent access to such information.

Section 6.3    Reasonable Best Efforts; Consents and Approvals.

(a) Each of the Company, Parent and Purchaser shall use its best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under any applicable Law or otherwise to consummate and make effective the Transactions as promptly as reasonably practicable, but in no event later than the Outside Date (which, for purposes of this Section 6.3, shall be December 31, 2011), (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, clearances approvals, authorizations or orders required to be obtained or made by Parent, Purchaser or the Company or any of their respective Subsidiaries, or avoid any action or proceeding by any Governmental Entity (including, without limitation, those in connection with the HSR Act and any other antitrust or competition Law or regulation (the “Required Governmental Approvals”), in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions, (iii) make or cause to be made the applications or filings required to be made by Parent, Purchaser or the Company or any of their respective Subsidiaries under or with respect to the HSR Act, any other applicable Required Governmental Approvals or any other applicable Laws in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions, (iv) comply at the earliest reasonably practicable date with any request under or with respect to the HSR Act, any other Required Governmental Approvals and any such other applicable Laws for additional information, documents or other materials received by Parent or the Company or any of their respective Subsidiaries from the Federal Trade Commission or the Department of Justice or any other Governmental Entity in connection with such applications or filings or the Transactions, and (v) coordinate and cooperate with, and give due consideration to all reasonable additions, deletions or changes suggested by the other party in connection with, making (A) any filing under or with respect to the HSR Act, any other Required Governmental Approvals or any such other applicable Laws and (B) any filings, conferences or other submissions related to resolving any investigation or other inquiry by any such Governmental Entity. For the avoidance of doubt and notwithstanding anything to the contrary contained in this Agreement, Parent and its Subsidiaries shall commit to any and all divestitures, licenses or hold separate or similar arrangements with respect to its assets or conduct of business arrangements as a condition to obtaining any and all approvals from any Governmental Entity for any reason in order to satisfy the HSR Condition and obtain any other Required Governmental Approval, as promptly as reasonably practicable, but in no event later than the Outside Date, including taking any and all actions necessary in order to ensure that (x) no requirement for non-action, a waiver, consent or approval of the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, any State Attorney General or other Governmental Entity, (y) no decree, judgment, injunction, temporary restraining order or any other order in any suit or proceeding, and (z) no other matter relating to any antitrust or competition Law or regulation, would preclude satisfaction of the Offer Conditions by the Outside Date. The Company shall agree if, but solely if, requested by Parent, to divest, hold separate or otherwise take or commit to take any action with respect to the businesses, services, or assets of the Company in furtherance of this Section 6.3; provided, however, that any such action may be conditioned upon consummation of the Merger.

(b) Each of the Company and Parent shall, and Parent shall cause its Subsidiaries to, furnish to the other party all information necessary for any application or other filing to be made in connection with the Transactions. Each of the Company and Parent shall promptly inform the other of any material communication with, and any proposed understanding, undertaking or agreement with, any Governmental Entity regarding any such application or filing. If a party hereto intends to independently participate in any meeting with any Governmental Entity in respect of any such filings, investigation or other inquiry, then such party shall give the other party reasonable prior notice of such meeting and invite Representatives of the other party to participate in the meeting with the Governmental Entity unless prohibited by such Governmental Entity. The parties shall coordinate and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with all meetings, actions and proceedings under or relating to any such application or filing; provided, that materials may be redacted to remove references concerning the valuation of the businesses of the Company and the Company Subsidiaries. Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material to be provided to the other under this Section as “Antitrust Counsel Only Material.” Such materials and information contained therein shall be given only to the outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials or its legal counsel.

(c) The Company and Parent shall give (and Parent shall cause its Subsidiaries to give) any notices to third parties, and use (and Parent shall cause its Subsidiaries to use) reasonable best efforts to obtain any third-party consents necessary, proper or advisable to consummate the Transactions, or set forth in the Company Disclosure Letter.

(d) If any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity challenging the Transactions as violative of any applicable Law, each of the Company and Purchaser shall, and shall cause their respective affiliates to, cooperate and use their reasonable best efforts to contest and resist any such action or proceeding, including any action or proceeding that seeks a temporary restraining order or preliminary injunction that would prohibit, prevent or restrict consummation of the Transactions.

(e) Parent shall vote (or act by written consent with respect to) all of the shares of capital stock of Purchaser beneficially owned by it in favor of the adoption of this Agreement in accordance with applicable Law.

Section 6.4    Publicity. So long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective affiliates, shall issue or cause the publication of any press release or other announcement with respect to the Offer, the Merger or this Agreement without the prior consent of the other party, unless such party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other announcement with respect to the Offer, the Merger or this Agreement, in which event such party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other party to review and comment upon such press release or other announcement and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that, subject to Section 5.2 in the case of the Company, the Company shall not be required to provide any such review or comment to Parent in connection with any press release or public statement to be issued or made with respect to a Change of Recommendation and Parent shall not be required to provide any such review or comment to the Company in connection with or following a Change of Recommendation; provided, further, subject to Section 5.2 in the case of the Company, each party hereto and their respective controlled affiliates may make statements that are not inconsistent with previous press releases, public disclosures or public statements made by Parent and the Company in compliance with this Section 6.4.

Section 6.5    Directors’ and Officers’ Insurance and Indemnification.

(a) Parent shall, or shall cause the Surviving Corporation to, honor and fulfill in all respects the obligations of the Company existing at or prior to the Effective Time to the fullest extent permissible under applicable Law, under the Company Governing Documents in effect on the date hereof and under any indemnification or other similar agreements in effect on the date hereof (the “Indemnification Agreements”) to each director and officer covered by such Company Governing Documents or Indemnification Agreements (the “Covered Persons”) arising out of or relating to actions or omissions in their capacity as such occurring at or prior to the Effective Time, including in connection with the approval of this Agreement and the Transactions.

(b) Without limiting the provisions of Section 6.5(a), for a period of six (6) years after the Effective Time, Parent shall, or shall cause the Surviving Corporation to: (i) indemnify and hold harmless each Covered Person against and from any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to: (A) any action or omission or alleged action or omission in such Covered Person’s capacity as such, or (B) this Agreement and any of the Transactions; and (ii) pay in advance of the final disposition of any such claim, action, suit, proceeding or investigation the expenses (including reasonable attorneys’ fees) of any Covered Person upon receipt, to the extent required by the DGCL, of an undertaking by or on behalf of such Covered Person to repay such amount if it shall ultimately be determined that such Covered Person is not entitled to be indemnified. Notwithstanding anything to the contrary contained in this Section 6.5 or elsewhere in this Agreement, neither Parent nor the Surviving Corporation shall (and Parent shall cause the Surviving Corporation not to) settle or compromise or consent to the entry of any judgment or otherwise terminate any claim, action, suit, proceeding or investigation of a covered person for which indemnification may be sought under this Section 6.5(b) unless such settlement, compromise, consent or termination includes an unconditional release of such Covered Person from all liability arising out of such claim, action, suit, proceeding or investigation.

(c) For a period of six (6) years after the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of Covered Persons for periods prior to and including the Effective Time than are currently set forth in the Company Governing Documents. The Indemnification Agreements with Covered Persons that survive the Merger shall continue in full force and effect in accordance with their terms.

(d) For a period of six (6) years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company (provided that

Parent may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; provided, however, that Parent shall not be obligated to make aggregate annual premium payments for such insurance to the extent such premiums exceed 300% of the aggregate annual premiums paid for the fiscal year ended December 31, 2010 for such insurance (such 300% amount, the “Base Premium”); provided, further, if such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Base Premium, Parent shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an aggregate annual premium not to exceed the Base Premium; provided, further, if the Company in its sole discretion elects, by giving written notice to Parent at least two (2) business days prior to the Effective Time, then, in lieu of the foregoing insurance, effective as of the Effective Time, the Company shall purchase a directors’ and officers’ liability insurance “tail” or “runoff” insurance program for a period of six (6) years after the Effective Time with respect to wrongful acts and/or omissions committed or allegedly committed at or prior to the Effective Time (such coverage shall have an aggregate coverage limit over the term of such policy in an amount not to exceed the annual aggregate coverage limit under the Company’s existing directors’ and officers’ liability policy, and in all other respects shall be comparable to such existing coverage).

(e) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume all of the applicable obligations set forth in this Section 6.5.

(f) The Covered Persons (and their successors and heirs) are intended third party beneficiaries of this Section 6.5, and this Section 6.5 shall not be amended in a manner that is adverse to the Covered Persons (including their successors and heirs) or terminated without the consent of the Covered Persons (including their successors and heirs) affected thereby.

Section 6.6    State Takeover Laws. If any “control share acquisition,” “fair price” or other anti-takeover laws or regulations enacted under state or federal Laws becomes or is deemed to become applicable to the Company, the Offer, the acquisition of Shares pursuant to the Offer, the Merger or any other Transaction, then the Company Board of Directors shall use its reasonable best efforts to, including taking all necessary actions and granting such necessary approvals so as to, render such statute (or the relevant provisions thereof) inapplicable to the foregoing so that the Offer, the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated herein.

Section 6.7    Obligations of Purchaser and Company. Parent shall take all action necessary to cause Purchaser and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the transactions contemplated by this Agreement, including the Offer and the Merger, upon the terms and subject to the conditions set forth in this Agreement. The Company shall take all action necessary to cause each of the Company Subsidiaries to comply with the obligations applicable to such Company Subsidiary under this Agreement.

Section 6.8    Employee Benefits Matters.

(a) Effective as of the Effective Time and for a period of two (2) years thereafter, Parent shall provide, or shall cause the Surviving Corporation to provide, to each employee of the Company who continues to be employed by the Company or the Surviving Corporation (the “Affected Employees”), (i) a base salary or regular hourly wage, whichever is applicable, that is not less than the base salary or regular hourly wage provided to such Affected Employee by the Company immediately prior to the Effective Time, (ii) bonus opportunity, sales and service incentive award compensation opportunity provided to such Affected Employee by the Company immediately prior to the Effective Time, and (iii) employee benefits (excluding defined benefit pension plan benefits and any equity award opportunities) that are, in the aggregate, substantially comparable to (A) those provided to such Affected Employee (including all dependents) by the Company immediately prior to the Effective Time, but in no event less than (B) those provided to those generally offered from time to time to similarly situated employees of Parent. Effective as of the Effective Time and thereafter, Parent shall provide, or shall cause the Surviving Corporation to provide, that periods of employment with the Company (including, without limitation, any current or former affiliate of the Company or any predecessor of the Company) shall, to the extent recognized by the Company, be taken into account for purposes of determining, as applicable, the eligibility for participation and vesting of any Affected Employee under all employee benefit plans maintained by Parent or an affiliate of Parent for the benefit of the Affected Employees, including, without limitation, vacation plans or arrangements, 401(k) or other retirement plans and any severance or welfare plans, except as would result in a duplication of benefits. Effective as of the Effective Time and thereafter, Parent shall, and shall cause the Surviving Corporation to, (x) reduce any period of limitation on health benefits coverage of Affected Employees due to pre-existing conditions (or actively at work or similar) under the applicable health benefits plan of Parent or an affiliate of Parent by the number of days of an individual’s “creditable coverage,” to the extent required by Section 701 of ERISA, (y) except for insured benefit plans (if required by applicable Law), waive any and all eligibility waiting periods and evidence of insurability requirements with respect to such Affected Employees to the extent such eligibility waiting periods or evidence of insurability requirements were waived with respect to the Affected Employees under the Benefits Plans and (z) credit each Affected Employee with all deductible payments, out-of-pocket or other co-payments paid by such employee under the health benefit plans of the Company or its affiliates prior to the Closing Date during the year in which the Closing occurs for the purpose of determining the extent to which any such employee has satisfied his or her deductible and whether he or she has reached the out-of-pocket maximum under any health benefit plan of Parent or an affiliate of Parent for such year. The Offer and the Merger shall not affect any Affected Employee’s accrual of, or right to take, any accrued but unused personal, sick or vacation days pursuant to any policies applicable to such Affected Employee immediately prior to the Effective Time.

(b) Parent shall maintain and honor, or shall cause the Surviving Corporation to maintain and honor, the Company’s current severance plan described in Schedule 6.8(b) until December 31, 2012.

(c) With respect to the defined benefit pension plans maintained by the Company immediately prior to the Effective Time as set forth on Schedule 6.8(c) (the “Pension Plans”), Parent shall maintain and honor, or shall cause the Surviving Corporation to maintain and honor, the Pension Plans until December 31, 2011. Parent shall provide, or shall cause the Surviving Corporation to provide, that each participant in a Pension Plan who is eligible to receive an accrual of benefits under such Pension Plan as of the Effective Time shall continue to receive such accruals in accordance with the terms and conditions of the Pension Plan as in effect immediately prior to the Effective Time until December 31, 2011. In the event any Pension Plan is terminated on or following December 31, 2011, Parent shall provide, or shall cause the Surviving Corporation to provide, that each participant in such Pension Plan shall be eligible to participate in a defined contribution plan with terms and conditions (including, without limitation, employee and employer contributions) that are substantially similar to the terms and conditions of a Parent Defined Contribution Plan for similarly situated employees of Parent in such country or geographic location. “Parent Defined Contribution Plan” means a Parent defined contribution plan (or a cash balance plan or hybrid cash balance plan where a defined contribution plan is not currently in place for similarly situated employees) in effect from time to time for Parent employees who are not eligible to participate in a defined benefit pension plan.

(d) With respect to the retiree medical plan maintained by the Company immediately prior to the Effective Time for the Affected Employees located in the United States (the “Retiree Medical Plan”), Parent shall maintain and honor, or shall cause the Surviving Corporation to maintain and honor, the Retiree Medical Plan until December 31, 2012 (the “Retiree Medical Plan Duration Period”). Parent shall provide, or shall cause the Surviving Corporation to provide, that (i) each participant in the Retiree Medical Plan who is receiving benefits under the Retiree Medical Plan as of the Effective Time shall continue to receive benefits in accordance with the current terms and conditions of the Retiree Medical Plan during the Retiree Medical Plan Duration Period, (ii) each Affected Employee and eligible dependent who is or would become eligible to participate under the current terms and conditions of the Retiree Medical Plan during the period commencing with the Effective Time and through December 31, 2012 shall continue to be eligible to participate in the Retiree Medical Plan during the Retiree Medical Plan Duration Period (together, with the current participants in the Retiree Medical Plan, the “Retiree Medical Plan Participants”), and (iii) in the event the Retiree Medical Plan is terminated following the Retiree Medical Plan Duration Period, each Retiree Medical Plan Participant shall be entitled to receive, commencing on the later of the date on which such plan is terminated and the date such Retiree Medical Plan Participant retires and would otherwise commence receiving benefits under the plan, an annual amount equal to the amount of the subsidy that would be paid from time to time by the Parent or Surviving Corporation based on rates as in effect on the last day of the Retiree Medical Plan Duration Period depending on the then-current marital status, number of dependents, and age of the Retiree Medical Plan Participant (the “Annual Termination Payment”). The Annual Termination Payment shall be provided in the time, form and medium of payment determined by the Parent or Surviving Corporation, including, without limitation, cash lump sum or installment payments, through an insurance product or health reimbursement account or such other means that delivers comparable economic value to each Retiree Medical Plan Participant.

(e) With respect to each Affected Employee who is assigned to perform services for the Company outside such Affected Employee’s home country (each, an “Expatriate Employee”), in the event the Expatriate Employee’s assignment is ended by the Company, Parent or Surviving Corporation following the Effective Time, Parent agrees to pay for or reimburse all reasonable moving costs incurred by the Expatriate Employee and his or her dependents who currently reside with the Expatriate Employee to move back to the Expatriate’s home county.

(f) Nothing in this Agreement shall confer upon any Affected Employee any right to continue in the employ or service of Parent, the Surviving Corporation or any affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent, the Surviving Corporation or any affiliate of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any Affected Employee at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between Parent, the Surviving Corporation, the Company or any affiliate of Parent and the Affected Employee. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 6.8 shall (x) be deemed or construed to be an amendment or other modification of any Benefit Plan or Purchaser employee benefit plan, or (y) create any third party rights in any current or former service provider of the Company or its affiliates (or any beneficiaries or dependents thereof).

Section 6.9    Rule 16b-3. Prior to the Effective Time, the Company shall take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act to the extent permitted by applicable Law.

Section 6.10    Control of Operations. Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (a) nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time, and (b) prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 6.11    Rule 14d-10(d) Matters. Prior to the Appointment Time, the Company (acting through the compensation committee of the Board of Directors) will take all such steps as may be required to cause each agreement, arrangement or understanding entered into by the Company or the Company Subsidiaries on or after the date hereof with any of its officers, directors or employees pursuant to which consideration is paid to such officer, director or employee to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Exchange Act.

ARTICLE VII

CONDITIONS

Section 7.1    Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent, Purchaser and the Company, as the case may be, to the extent permitted by applicable Law:

(a) Stockholder Approval. To the extent required by the DGCL, this Agreement shall have been adopted by the Requisite Stockholder Approval;

(b) Statutes; Court Orders. No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity of competent jurisdiction which prohibits the consummation of the Merger, and there shall be no order or injunction of a court of competent jurisdiction in effect preventing the consummation of the Merger;

(c) Purchase of Shares in Offer. Purchaser shall have accepted for payment all Shares validly tendered and not withdrawn pursuant to the Offer (including pursuant to any “subsequent offering period” provided by Purchaser pursuant to this Agreement);

(d) Termination of the Agreement. This Agreement shall not have been terminated in accordance with its terms.

ARTICLE VIII

TERMINATION

Section 8.1    Termination.

(a) This Agreement may be terminated and the Offer, the Merger and the other Transactions may be abandoned (except as otherwise provided below, whether before or after receipt of the Requisite Stockholder Approval, if applicable) as follows:

(i) by mutual consent of Parent and the Company at any time prior to the Effective Time;

(ii) by either Parent or the Company, prior to the purchase of any Shares pursuant to the Offer, if there has been a breach by the other party of any representation, warranty, covenant or agreement set forth in this Agreement, which breach (A) in the case of a breach by the Company shall result in the conditions in Section 7.1 or Annex I not being satisfied, (B) in the case of a breach of Section 5.2 by the Company (including by any Company Subsidiary, Affiliate or Representative thereof) shall have been willful or (C) in the case of a breach by the Company, Parent or Purchaser, that would reasonably be expected to prevent, or materially impair or delay, the ability of either the Company, Parent or Purchaser, as the case may be, to perform its obligations under this Agreement, or to consummate the Offer, the Merger and the other Transactions (and in each case such breach is not curable, or if curable, has not been cured within ten (10) business days after the receipt of notice thereof by the defaulting party from the non-defaulting party); provided, however, this Agreement may not be terminated pursuant to this Section 8.1(a)(ii) by any party if such party is then in material breach of any representation, warranty, covenant or agreement set forth in this Agreement;

(iii) by either Parent or the Company, if the Appointment Time shall not have occurred by midnight, New York City time on the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(a)(iii) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of and resulted in Purchaser’s failure to accept for payment all such Shares tendered pursuant to the Offer prior to the Outside Date;

(iv) by Parent, if prior to the Expiration Time a Change of Recommendation shall have occurred;

(v) by the Company if, prior to the Appointment Time, (A) the Company Board of Directors (or any committee thereof) has received a Superior Proposal that qualified as such at the time of its determination to terminate this Agreement pursuant to this Section 8.1(v) and continues to qualify as a Superior Proposal after the Company has complied with Section 5.2(g), (B) the Company Board of Directors (or any committee thereof) has determined in good faith (after consulting with its outside legal counsel and financial advisors) that the failure to accept such Superior Proposal is reasonably likely to be inconsistent with the fiduciary duties of the members of the Company Board of Directors (or any committee thereof) to the Company’s stockholders under applicable Law, (C) the Company has complied in all material respects with Section 5.2, and (D) the Company pays the Termination Fee to Parent in accordance with Section 8.2(b);

(vi) by the Company if Parent or Purchaser fails to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer as provided in Section 1.1 hereof within seven (7) business days after the date hereof; provided, however, that any such termination must occur within ten (10) business days of such date and that the Company may not terminate this Agreement pursuant to this Section 8.1(vi) (A) after Parent or Purchaser commences the Offer, (B) if the failure to commence the Offer is due to the Company’s breach of this Agreement or (C) if a Change of Recommendation has occurred;

(vii) by either the Company or Parent if a court of competent jurisdiction or other Governmental Entity of competent jurisdiction shall have issued a final, non-appealable order, decree or ruling in each case permanently restraining, enjoining or otherwise prohibiting the acceptance of and the payment for, the Shares pursuant to the Offer, or consummation of the Merger or other Transactions; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(a)(vii) shall have complied with its obligations under Section 6.3 to use reasonable best efforts to prevent the entry of and to remove such order, decree or ruling; or

(viii) by Parent, prior to the Appointment Time, if a Company Material Adverse Effect shall have occurred or shall exist, which has not been cured or ceased to exist within thirty (30) days after the receipt of notice thereof by the Company from Parent; provided that at the time of such termination, the Offer Conditions shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Expiration Time, including clauses (c)(iii), (iv) and (v) of Annex I).

Section 8.2    Effect of Termination.

(a) In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Parent, Purchaser or the Company, except that the Confidentiality Agreement, this Section 8.2 and Section 9.3 through Section 9.14 shall survive such termination; provided, however, that subject to Section 8.2(d), nothing herein shall relieve any party hereto from liability for a material breach of its covenants or agreements set forth in this Agreement prior to such termination (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of–pocket costs, and may include the benefit of the bargain lost by the Company’s stockholders (taking into consideration relevant matters, including the total amount payable to such stockholders under this Agreement and the time value of money), which shall be deemed in such event to be damages of the Company).

(b) Termination Fee.

(i) If Parent terminates this Agreement pursuant to Section 8.1(a)(iv) and Parent and Purchaser are not in material breach of this Agreement either at the time of such termination or at the time of such Change in Recommendation, the Company shall within three (3) business days of such termination pay Parent a fee of $165 million in cash (the “Termination Fee”) and, upon the payment of the Termination Fee, the Company shall have no further liability with respect to this Agreement or the Transactions to Parent or Purchaser.

(ii) If the Company terminates this Agreement pursuant to Section 8.1(a)(v), prior to or concurrent with, and as a condition to, the effectiveness of such termination, the Company shall pay to Parent the Termination Fee and, upon the payment of the Termination Fee, the Company shall have no further liability with respect to this Agreement or the Transactions to Parent or Purchaser.

(iii) If Parent or Purchaser terminates this Agreement pursuant to Section 8.1(a)(ii), or if the Company, Parent or Purchaser terminates this Agreement pursuant to Section 8.1(a)(iii), and in either case, prior to such termination a Competing Proposal had been disclosed and not withdrawn and within six (6) months of either such termination the Company consummates a transaction with respect to a Competing Proposal or enters into an agreement providing for a Competing Proposal that is subsequently consummated, the Company shall, prior to the effectiveness of such consummation, pay to Parent the Termination Fee.

(iv) For purposes of Section 8.2(b)(iii), the term “Competing Proposal” shall have the meaning assigned to such term in Section 9.5, except that the reference to “at least 20%” in the definition of “Competing Proposal” shall be deemed to be a reference to “at least 50%” with respect to Competing Proposals that are consummated or agreements entered into with respect thereto during the six (6) month period following termination described in Section 8.2(b)(iii).

(c) The Termination Fee shall be paid by wire transfer of immediately available funds to an account designated in writing by Parent. For the avoidance of doubt, in no event shall the Company be obligated to pay any Termination Fee on more than one occasion.

(d) Each of the parties hereto acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement and that the Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent and Purchaser, as the case may be, in the circumstances in which such Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. Accordingly, if the Company fails promptly to pay the amounts due pursuant to Section 8.2 hereof, and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for any of the amounts payable to Parent pursuant to Section 8.2, the Company shall pay to Parent its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the amounts so payable at the rate on six (6)-month United States Treasury obligations plus 300 basis points in effect on the date such payment was required to be made pursuant to this Agreement. Notwithstanding anything to the contrary in this Agreement (other than as set forth in this Section 8.2(d)), Parent’s right to receive payment of the Termination Fee from the Company shall be the sole and exclusive remedy of Parent and Purchaser against the Company and its Subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents for the loss suffered as a result of the failure of the Merger to be consummated, and upon payment of such amount, none of the Company, any of its Subsidiaries or any of their respective former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby. Nothing contained in this Section 8.2 shall relieve any party from liability for fraud or any willful breach of this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.1    Amendment and Modification; Waiver.

(a) Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented, whether before or after receipt of the Requisite Stockholder Approval, if applicable, by written agreement of the parties hereto (by action taken by their respective Boards of Directors); provided, however, that after the adoption of this Agreement by the stockholders of the Company, no amendment shall be made which by Law requires further approval by such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

(b) At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein (including the application of Section 1.3(b)), (i) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (ii) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such party or parties granting such extension or against whom such waiver is to be effective, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right and any partial exercise thereof shall not preclude any other or further exercise of any other right hereunder.

Section 9.2    Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.2 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 9.3    Expenses. All Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, except that Parent shall pay, whether or not the Merger or any other transaction is consummated, all Expenses incurred in connection with (a) printing, filing and mailing the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Proxy Statement, (b) any fees paid to antitrust authorities, and (c) the Paying Agent. Subject to Section 2.2(b), Parent shall pay the amount of any documentary, sales, use, real property transfer, real property gains, registration, value-added, transfer, stamp, recording and other similar Taxes, fees, and costs together with any interest thereon, penalties, fines, costs, fees, additions to tax or additional amounts with respect thereto incurred, in each case, by Parent, Purchaser, the Company or the Surviving Corporation, in connection with this Agreement and the Transactions contemplated hereby.

Section 9.4    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), telecopied (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express

(notice deemed given upon receipt of proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent or Purchaser, to:

Danaher Corporation
2099 Pennsylvania Avenue, 12th Floor
Washington DC 20006-1813
Attention:	Christopher Korves
Attila I. Bodi
Facsimile:	(202) 828-0860
(202) 419-7668

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York, 10019
Attention:	Trevor S. Norwitz
Facsimile:	(213) 403-2000

and

(b)	if to the Company, to:

Beckman Coulter, Inc. 4300 N. Harbor Boulevard P.O. Box 3100 Fullerton, CA 92834-3100 USA
Attention:	General Counsel
Facsimile:	(714) 773-7936

with copies to:

Latham & Watkins LLP 355 South Grand Avenue Los Angeles, California 90071-1560
Attention:	Paul D. Tosetti
Facsimile:	(213) 891-8763

Latham & Watkins LLP
650 Town Center Drive, 20th Floor
Costa Mesa, California 92626-1925
Attention:	Cary K. Hyden
Michael A. Treska
Facsimile:	(714) 755-8290

Section 9.5    Certain Definitions. For the purposes of this Agreement, the term:

“2036 Convertible Notes” means the $600.0 million of 2.50% Senior Convertible Notes of the Company due on December 15, 2036 issued pursuant to the Second Supplemental Indenture dated as of December 15, 2006 to the 2001 Senior Indenture.

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains terms that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided, however, that an Acceptable Confidentiality Agreement shall not be required to contain standstill provisions and shall not include any provisions that would prevent or restrict the Company or its Representatives from providing any information to Parent to which Parent would be entitled under any provision of this Agreement, including without limitation Section 5.2 hereof.

“business days” has the meaning set forth in Rule 14d-1(g)(3) of the Exchange Act.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Bylaws” means the bylaws of the Company, as amended.

“Company Certificate” means the certificate of incorporation of the Company filed with the Secretary of State of the State of Delaware, as amended.

“Company Governing Documents” means the Company Bylaws and the Company Certificate.

“Company IP” means Owned Company IP and Licensed Company IP.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate, has or would reasonably be expected to (a) have a material adverse effect on the financial condition, business or results of operations of the Company; provided, however, that no Effects, whether individually or in the aggregate, resulting from the following shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account when determining whether a Company Material Adverse Effect has occurred or is reasonably likely to exist except that Effects with respect to clauses (i), (ii), (iii) and (ix) of the below shall be so considered to the extent such Effect disproportionately impacts the Company relative to other companies operating in any industry or industries in which the Company operates: (i) conditions (or changes therein) in any industry or industries in which the Company operates (including the medical and pharmaceutical industries), (ii) general legal, tax, economic, political and/or regulatory conditions (or changes therein), including any changes generally effecting financial, credit or capital market conditions (iii) any generally applicable change in Law or GAAP or mandatory interpretation of any of the foregoing occurring after the date hereof, (iv) any actions taken that are specifically required in accordance with the terms of this Agreement or taken at the written request of Parent or Purchaser (including for the avoidance of doubt any actions taken pursuant to the last sentence of Section 6.3(a)) or with the prior written consent of an executive officer of Parent (or such officer’s designee) and any Effect primarily attributable to the negotiation, execution or announcement of this Agreement and the Transactions (including the Offer and the Merger), including any litigation arising therefrom, and any adverse change in customer, employee, supplier, financing source, licensor, licensee, sub-licensee, stockholder, joint venture partner or similar relationship arising thereform, including as a result of the identity of Parent, (v) changes in the Common Stock price or the trading volume of the Common Stock, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such changes that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account), (vi) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account), (vii) the outcome of any litigation, investigation or inquiry involving the Company or any Company Subsidiary that has been disclosed in the Company Disclosure Letter to the extent such Effect is reasonably foreseeable from such disclosure, (viii) the payment of any amounts due to, or the provision of any other benefits to, any officers or employees under employment contracts, non-competition agreements, Company Benefit Plans, severance arrangements or other arrangements in existence as of the date hereof and previously disclosed to Parent prior to the date hereof, (ix) conditions arising out of acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement, and (x) any item set forth in the Company Disclosure Letter to the extent such Effect is reasonably foreseeable from such disclosure; or (b) have a material adverse effect on, or that prevents or materially delays, the ability of the Company to consummate the Offer, the Merger and/or the other Transactions.

“Company Property” means any real property, plant, building, facility and improvements, previously, now or heretofore, owned, leased, used or operated by the Company or any of its present or former Subsidiary or any of their respective predecessors or successors.

“Competing Proposal” shall mean any offer, proposal or indication of interest, which did not result from or arise in connection with a breach of Section 5.2 hereof, made by a Person or group (other than a proposal or offer by Parent or any of its Subsidiaries) at any time and which has not been withdrawn which is structured to or would permit such Person or group to acquire beneficial ownership of at least 20% of the assets of, equity interest in, and/or businesses of, the Company (including any Company Subsidiaries) (whether pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, liquidation, dissolution, share exchange, lease exchange, transfer license, acquisition, disposition, tender offer or exchange offer or otherwise, including any single or multi-step transaction or series of related transactions), in each case other than the Offer and the Merger.

“Confidentiality Agreement” means the Confidentiality Agreement, dated November 16, 2010 between Parent and the Company.

“Effect” means any change, effect, development, circumstance, condition, state of facts, event or occurrence.

“Environmental Law” means any and all applicable Laws which (i) regulate or relate to the protection or clean up of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of persons or property, including without limitation protection of the health and safety of employees; or (ii) impose liability or responsibility with respect to any of the foregoing, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), or any other law of similar effect.

“Environmental Permits” means any material permit, license, authorization or approval required under applicable Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.

“Expenses” means all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of stockholder and stockholder approvals, the filing of any required notices under the HSR Act or other similar regulations, any filings with the SEC and all other matters related to the closing of the Merger and the other Transactions.

“Hazardous Substances” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including without limitation, any quantity of asbestos, urea formaldehyde, polychlorinated biphenyls (PCBs), radon gas, and petroleum products or by-products.

“Indebtedness” means, with respect to any Person, all obligations (including all obligations in respect of principal, accrued interest, penalties, prepayment penalties, fees and premiums) of such Person (a) for borrowed money (including overdraft facilities), (b) evidenced by notes, bonds, debentures, notes and or similar instruments, (c) for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the ordinary course of business), (d) under capital leases (in accordance with GAAP), (e) in respect of letters of credit and bankers’ acceptances, (f) under interest rate or currency swap or other derivative or hedging instruments and transactions (valued at the termination value thereof), (g) secured by any Lien on property or assets owned by such Person, whether or not the obligations secured thereby have been assumed, (h) all obligations of such Person under any sale- and- lease back transactions, agreements to repurchase securities sold or other similar financing transaction and (i) in the nature of guarantees of the obligations described in clauses (a) through (h) above of any other Person.

“Intellectual Property Rights” means all rights in or to all U.S. or foreign: (a) inventions (whether or not patentable) and improvements thereto, patents and patent applications and disclosures relating thereto (and any patents that issue as a result of those patent applications), and any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, divisions, certificate of invention, and substitutions relating to any of the patents and patent applications, as well as all related foreign patent and patent applications that are counterparts to such patents and patent applications and any other governmental grant for the protection of inventions or industrial designs, (b) trademarks, service marks, trade dress, logos, brand names, trade names and corporate names, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications for registration thereof, (c) copyrights and rights under copyrights, whether registered or unregistered, including moral rights, and any registrations and applications for registration thereof , (d) trade secrets and confidential information, including, for example, know-how, concepts, methods, processes, designs, schematics, drawings, formulae, technical data, specifications, research and development information, technology, and business plans, (e) rights in databases and data collections (including knowledge databases, customer lists and customer databases) , (f) URL and domain name registrations, and (g) other rights to industrial property and European Community designs.

“knowledge” will be deemed to be the actual knowledge of any executive officer of Parent, Purchaser or the Company, as the case may be.

“Law” means any statute, code, rule, regulation, order, ordinance, judgment or decree or other pronouncement of any Governmental Entity having the effect of law.

“Licensed Company IP” means all Intellectual Property Rights that are licensed to the Company by third parties and are material to the conduct of the business of the Company.

“Lien” means any lien, pledge, hypothecation, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“NYSE” means the New York Stock Exchange.

“on a fully diluted basis” means, as of the relevant date, (a) all Shares and other capital stock of the Company entitled to vote in the election of directors or upon the adoption of this Agreement plus (b) all Shares and other capital stock of the Company that the Company may be required to issue or deliver pursuant to Company Options or other Company Equity Interests (including for avoidance of doubt the 2036 Convertible

Notes), whether or not then vested, exercisable, convertible or exchangeable and regardless of the terms and conditions thereof.

“Owned Company IP” means all Intellectual Property Rights that are owned by the Company or any of its Subsidiaries and are material to the conduct of the business of the Company.

“Parent Financial Advisor” means Morgan Stanley & Co. Incorporated.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Representatives” means, when used with respect to Parent, Purchaser or the Company, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors and representatives of Parent or the Company, as applicable, and its Subsidiaries.

“Requisite Stockholder Approval” means the vote of the holders of outstanding Common Stock, voting together as a single class, representing at least a majority of all votes entitled to be cast thereupon by holders of the outstanding Common Stock.

“Significant Subsidiary” means any Subsidiary of the Company that is material or constitutes a “significant subsidiary” of the Company within the meaning of Rule 1-02 of Regulation S-X promulgated under the Securities Act.

“Subsidiary” or “Subsidiaries” means with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.

“Superior Proposal” means a written Competing Proposal that has not been withdrawn for or in respect of at least a majority of the outstanding shares of Common Stock or all or substantially all of the Company’s assets, made by any person on terms that the Company Board of Directors determines in good faith, after consultation with the Company’s outside financial and legal advisors, after considering such factors as the Company Board of Directors considers to be appropriate is more favorable, from a financial point of view, to the Company’s stockholders (in their capacities as stockholders) than the transactions contemplated by this Agreement after taking into account any revisions offered by Parent or Purchaser to the terms and conditions of this Agreement or the Transactions.

“Takeover Laws” means any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of antitakeover Laws of any jurisdiction that may purport to be applicable to this Agreement.

“Tax” or “Taxes” means any and all taxes, levies, duties, tariffs, imposts and other similar charges and fees (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity or domestic or foreign taxing authority, including, without limitation, income, franchise, windfall or other profits, gross receipts, premiums, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, gains tax and license, registration and documentation fees, severance, occupation, environmental, customs duties, disability, real property, personal property, registration, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any report, return, certificate, claim for refund, election, estimated tax filing or declaration required to be filed with any Governmental Entity or domestic or foreign taxing authority with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

Section 9.6    Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“Affected Employees”	Section 6.8(a)
“Agreement”	Preamble
“Annual Termination Payment”	Section 6.8(d)
“Appointment Time”	Section 1.3(a)
“Appraisal Rights”	Section 2.3(a)
“Balance Sheet Date”	Section 3.14
“Base Premium”	Section 6.5(d)
“Benefit Plans”	Section 3.11(a)
“Book-Entry Shares”	Section 2.2(b)
“Certificate of Merger”	Section 1.6
“Certificates”	Section 2.2(b)
“Change of Recommendation”	Section 5.2(a)
“Closing”	Section 1.5
“Closing Date”	Section 1.5
“Common Stock”	Section 3.2(a)
“Company”	Preamble
“Company Agreements”	Section 3.13(a)
“Company Board of Directors”	Recitals
“Company Board Recommendation”	Section 3.4
“Company Disclosure Letter”	Article III
“Company Equity Awards”	Section 2.4(d)
“Company Equity Plans”	Section 2.4(a)
“Company Financial Advisor”	Section 3.21
“Company IP Agreements”	Section 3.15(b)
“Company Material Contract”	Section 3.13(b)
“Company Options”	Section 2.4(a)
“Company Party”	Section 3.18(b)
“Company Permits”	Section 3.17(b)
“Company SEC Documents”	Section 3.6(a)
“Company Subsidiary”	Section 3.1(b)
“Continuing Directors”	Section 1.3(b)
“Covered Persons”	Section 6.5(a)
“Deferred Fee Plan”	Section 2.4(c)
“DGCL”	Recitals
“DHHS”	Section 3.18(b)
“Dissenting Shares”	Section 2.3(a)
“Effect”	Section 9.5
“Effective Time”	Section 1.6
“Equity Interests”	Section 3.2(a)
“ERISA Affiliate”	Section 3.11(c)
“ESPP”	Section 2.5(a)
“Exchange Act”	Section 1.1(a)
“Exchange Fund”	Section 2.2(a)
“Expatriate Employee”	Section 6.8(e)
“Expiration Time”	Section 1.1(d)

“FDA”	Section 3.18(a)
“FDCA”	Section 3.18(a)
“Financial Statements”	Section 3.6(a)
“GAAP”	Section 3.6(a)
“Governmental Entity”	Section 3.5
“HSR Act”	Section 3.5(b)(iii)
“HSR Condition”	Annex I
“Indemnification Agreements”	Section 6.5(a)
“Initial Expiration Time”	Section 1.1(d)
“Ireland Program”	Section 2.5(b)
“Japan Program”	Section 2.5(b)
“Legal Proceeding”	Section 3.10
“Merger”	Recitals
“Merger Consideration”	Section 2.1(c)
“Minimum Condition”	Section 1.1(b)
“Notes”	Section 6.4(g)
“Notice of Superior Proposal”	Section 5.2(g)
“Offer”	Recitals
“Offer Documents”	Section 1.1(h)
“Offer Conditions”	Section 1.1(b)
“Offer Price”	Recitals
“Offer to Purchase”	Section 1.1(c)
“OIG”	Section 3.18(b)
“Option Consideration”	Section 2.4(a)
“Outside Date”	Section 1.1(e)(i)
“Owned Real Property”	Section 3.14
“Parent”	Preamble
“Parent Disclosure Letter”	Article IV
“Paying Agent”	Section 2.2(a)
“PBGC”	Section 3.11(d)
“Pension Benefit Plan”	Section 3.11(d)
“Pension Plans”	Section 6.8(c)
“Performance Shares”	Section 2.4(b)
“Permitted Liens”	Section 3.14
“Phantom Stock Units”	Section 2.4(c)
“Preferred Stock”	Section 3.2(a)
“Promissory Note”	Section 2.4(a)
“Proxy Statement”	Section 1.9(a)
“Purchaser”	Preamble
“Purchaser Common Stock”	Section 2.1
“Regulation M-A”	Section 1.1(h)
“Required Governmental Approvals”	Section 6.3(a)
“Restricted Stock Units”	Section 2.4(b)
“Retiree Medical Plan”	Section 6.8(d)
“Retiree Medical Plan Duration”	Section 6.8(d)
“Retiree Medical Plan Participants”	Section 6.8(d)
“Sarbanes-Oxley Act”	Section 3.6
“SARs”	Section 2.4(a)
“Schedule 14D-9”	Section 1.2(a)
“Schedule TO”	Section 1.1(h)
“SEC”	Section 1.1(e)(ii)
“Securities Act”	Section 3.6(a)

“Shares”	Recitals
“Short Form Threshold”	Section 1.10
“Special Meeting”	Section 1.9(b)(i)
“Surviving Corporation”	Section 1.4(a)
“Termination Fee”	Section 8.2(b)(i)
“Top-Up Closing”	Section 1.11(c)
“Top-Up Exercise Notice”	Section 1.11(c)
“Top-Up Notice Date”	Section 1.11(c)
“Top-Up Notice Receipt”	Section 1.11(c)
“Top-Up Option”	Section 1.11(a)
“Top-Up Option Shares”	Section 1.11(a)
“Transactions”	Recitals
“Voting Debt”	Section 3.2(a)

Section 9.7    Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act. All references to this Agreement shall be deemed to include references to the “plan of merger” contained herein (as such term is used in the DGCL). The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 9.8    Counterparts. This Agreement may be executed manually or by facsimile by the parties hereto, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the parties and delivered to the other parties.

Section 9.9    Entire Agreement; Third-Party Beneficiaries. This Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter) and the Confidentiality Agreement:

(a) constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements (except that the Confidentiality Agreement shall be amended so that until the termination of this Agreement in accordance with Section 8.1 hereof, Parent and Purchaser shall be permitted to take the action contemplated by this Agreement) and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and thereof; and

(b) except (i) as provided in Section 6.5 and (ii) the right of the Company, on behalf of its stockholders, to pursue damages in the event of Parent’s or Purchaser’s breach of this Agreement, such agreements are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 9.10    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the

Offer or the Merger is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Offer and the Merger are fulfilled to the extent possible.

Section 9.11    Governing Law; Jurisdiction. (a) This Agreement and all claims or causes of action (whether at Law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would result in the application of the Law of any other state.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery, or, if (and only if) such court lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Delaware Court of Chancery, or, if (and only if) such court lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Delaware Court of Chancery, or, if (and only if) such court lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in the Delaware Court of Chancery, or, if (and only if) such court lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Delaware Court of Chancery, or, if (and only if) such court lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, (v) waives, to the fullest extent permitted by Law, any claim that it is not personally subject to the jurisdiction of the Delaware Court of Chancery, or, if (and only if) such court lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof for any reason other than the failure to serve in accordance with Section 9.4, (vi) waives, to the fullest extent permitted by Law, any claim that it or its property is exempt or immune from jurisdiction of the Delaware Court of Chancery, or, if (and only if) such court lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (vii) waives, to the fullest extent permitted by Law, any claim that this Agreement, or the subject mater hereof, may not be enforced in or by such courts. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.4. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

Section 9.12    Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE OFFER AND MERGER CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT

UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

Section 9.13    Assignment. This Agreement shall not be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that Purchaser may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to (a) Parent, (b) Parent and one or more direct or indirect wholly-owned Subsidiaries of Parent, or (c) one or more direct or indirect wholly-owned Subsidiaries of Parent. Subject to the preceding sentence, but without relieving any party hereto of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Further, the Company acknowledges and agrees that Parent may elect to transfer its directly or indirectly-held equity interests in Purchaser to any direct or indirect wholly owned subsidiary of Parent, and any such transfer shall not result in a breach of any representation, warranty or covenant of Parent or Purchaser herein, provided that such transferee agrees to be bound by all of the terms and conditions of this Agreement.

Section 9.14    Enforcement; Remedies. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that prior to the termination of this Agreement in accordance with Article VIII, the parties hereto (on behalf of themselves and any third-party beneficiaries of this Agreement, including the stockholders of the Company) shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to specifically enforce the terms hereof, this being in addition to any other remedy to which they are entitled at Law or in equity. Except as otherwise provided herein, including, for the avoidance of doubt, Section 8.2(d), any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

DANAHER CORPORATION

By:	/s/ Daniel L. Comas
	Name:	Daniel L. Comas
	Title:	Executive Vice President and Chief Financial Officer

DJANET ACQUISITION CORP.

By:	/s/ Daniel L. Comas
	Name:	Daniel L. Comas
	Title:	President

BECKMAN COULTER, INC.

By:	/s/ J. Robert Hurley
	Name:	J. Robert Hurley
	Title:	President and Chief Executive Officer

[Signature Page to Merger Agreement]

ANNEX I

Conditions to Offer

Notwithstanding any other provisions of the Offer, but subject to the terms and conditions set forth in the Agreement and any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act, Purchaser shall not be required to accept for payment, and shall not be obligated to pay for any validly tendered Shares if (a) the Minimum Condition shall not have been satisfied at any then scheduled Expiration Time, (b) any waiting period or approval under any Required Governmental Approvals applicable to the transactions contemplated by the Agreement has not expired or terminated or been obtained prior to the termination or expiration of the Offer at or prior to any then scheduled Expiration Time (the “HSR Condition”), or (c) any of the following conditions exist or have occurred (and with respect to (i) or (ii) are continuing at the scheduled Expiration Time):

(i) any Governmental Entity or court of competent jurisdiction shall have issued an order, decree, injunction or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions and such order, decree, injunction, ruling or other action shall have become final and non-appealable;

(ii) there shall have been any statute, rule, regulation, or legislation promulgated or deemed applicable to any Transaction by any Governmental Entity with appropriate jurisdiction, which prevents, restrains or prohibits the making of the Offer, the acceptance for payment of any Shares by Parent, Purchaser or any other affiliate of Parent, the consummation of the Merger, Parent or Purchaser’s full rights of ownership and voting of the Shares or Parent or Purchaser’s ownership or operation of the Company, other than the application of the applicable waiting periods under the HSR Act;

(iii)(A) any of the representations and warranties of the Company set forth in Section 3.2(a), shall not be true and correct in all respects except for such inaccuracies as are not significant in the aggregate, (B) any of the representations and warranties of the Company set forth in Section 3.3 or 3.4 shall not be true and correct in all material respects, or (C) any other representation or warranty of the Company contained in the Agreement (without giving effect to any references to any Company Material Adverse Effect or materiality qualifications and other qualifications based upon the concept of materiality or similar phrases contained therein) shall fail to be true and correct in any respect as of the date of this Agreement and as of the then scheduled Expiration Time and the Effective Time with the same effect as though made as of the then scheduled Expiration Time and the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date), except as has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures to be true or correct, a Company Material Adverse Effect;

(iv) any Company Material Adverse Effect shall have occurred or exist following the execution and delivery of this Agreement and be continuing;

(v) the Company shall have breached or failed, in any material respect, to perform or to comply with any agreement or covenant to be performed or complied with by it under the Agreement and such breach or failure shall not have been cured; or

(vi) this Agreement shall have been terminated in accordance with its terms.

The foregoing conditions (including those set forth in the initial paragraph) are for the benefit of Parent and Purchaser and may be asserted by Parent or Purchaser regardless of the circumstances giving rise to any such conditions and may be waived by Parent or Purchaser (other than the Minimum Condition with respect to which such waiver will only be effective with the written agreement of the Company) in whole or in part at any time and from time to time in its reasonable discretion, in each case, subject to the terms of this Agreement and applicable Law. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

I-1

ANNEX II

FORM OF RESTATED CERTIFICATE OF INCORPORATION

OF

BECKMAN COULTER, INC.

********

FIRST: The name of the corporation is:

Beckman Coulter, Inc.

SECOND: The address of the corporation’s registered office in the State of Delaware is National Registered Agents, Inc., 160 Greentree Drive, Suite 101, in the City of Dover, County of Kent, Delaware 19904. The name of the corporation’s registered agent at such address is National Registered Agents, Inc.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of capital stock which the corporation shall have authority to issue is five hundred (500) shares of Common Stock with $.01 par value. Except as otherwise provided by law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Each share of Common Stock shall have one vote, and the Common Stock shall vote together as a single class.

FIFTH: The corporation is to have perpetual existence.

SIXTH: To the fullest extent permitted by law, the private property of the stockholders shall not be subject to the payment of the corporation debts to any extent whatever.

SEVENTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the corporation and for defining and regulating the powers of the corporation and its directors and stockholders and are in the furtherance and not in limitation of the powers conferred upon the corporation and its directors by statute:

(a) The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors.

(b) The by-laws of the corporation may fix and alter, or provide the manner for fixing and altering, the number of directors constituting the whole Board. In case of any vacancy on the Board of Directors or any increase in the number of directors constituting the whole Board, the vacancies shall be filled by the directors or by the stockholders at the time having voting power, as may be prescribed in the by-laws. Directors need not be stockholders of the corporation, and the election of directors need not be by ballot unless and to the extent that the by-laws so provide. Any one or more directors may be removed, with or without cause, by the vote or written consent of the holders of a majority of the issued and outstanding shares of capital stock of the corporation entitled to be voted at an election of directors.

(c) The Board of Directors shall have the full power and authority to make, amend or repeal by-laws of the corporation.

EIGHTH: Meetings of stockholders may be held outside the State of Delaware, if the by-laws so provide. The books of the corporation may be kept outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the corporation.

NINTH:

(a) Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, to the fullest extent permitted by law, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof, the corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board. The right to indemnification conferred in this Article Ninth shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the General Corporation Law of the State of Delaware requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article Ninth or otherwise. The corporation may, by action of the Board, provide indemnification to employees and agents of the corporation with the same scope and effect as the foregoing indemnification of directors and officers.

(b) If a claim under this Article Ninth is not paid in full by the corporation within thirty (30) days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of the State of Delaware for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its Board, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the corporation (including its Board, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(c) No provision of this Article Ninth is intended to be construed as limiting, prohibiting, denying or abrogating any of the general or specific powers or rights conferred by the General Corporation Law of the State of Delaware upon the corporation to furnish, or upon any court to award, such indemnification, or indemnification as otherwise authorized pursuant to the General Corporation Law of the State of Delaware or any

other law now or hereafter in effect. The rights conferred upon indemnitees in this Article Ninth shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise. The rights conferred upon indemnitees in this Article Ninth shall be contract rights. Any amendment, alteration or repeal of this Article Ninth that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

(d) The Board of Directors of the corporation may, in its discretion, authorize the corporation to purchase and maintain insurance for itself and on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss asserted against it or such person or incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the foregoing paragraph of this Article Ninth or under the General Corporation Law of the State of Delaware.

TENTH: To the fullest extent permitted by Delaware law, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended, automatically without the necessity of any action by the corporation or any person. Any repeal or modification of this provision shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

ELEVENTH: The corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by law, and all rights conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to this reservation.

TWELFTH: Section 203 of the General Corporation Law of the State of Delaware shall not apply to the corporation.

ANNEX III

FORM OF BY-LAWS

OF

BECKMAN COULTER, INC.

ARTICLE I

OFFICES

SECTION 1.1.    Registered Office. The registered office of Beckman Coulter, Inc. (the “Corporation”) shall be established and maintained at the office of National Registered Agents, Inc., 160 Greentree Drive, Suite 101, in the City of Dover, County of Kent, Delaware 19904, and said National Registered Agents, Inc. shall be the registered agent of the Corporation in charge thereof.

SECTION 1.2.    Other Offices. The Corporation may have other offices, either within or without the State of Delaware, at such place or places as the Board of Directors may from time to time select or the business of the Corporation may require.

SECTION 1.3.    Books and Records. The books and records of the Corporation may be kept outside the state of Delaware at such place or places as the Board of Directors may from time to time be designated by the Board of Directors.

ARTICLE II

MEETINGS OF STOCKHOLDERS

SECTION 2.1.    Annual Meetings. Annual meetings of stockholders for the election of directors, and for such other business as may be stated in the notice of the meeting, shall be held at such place, either within or without the State of Delaware, and at such time and date as the Board of Directors, by resolution, shall determine and as set forth in the notice of the meeting. If the Board of Directors fails so to determine the time, date and place of meeting, the annual meeting of stockholders shall be held at the registered office of the Corporation on the first Tuesday in April. If the date of the annual meeting shall fall upon a legal holiday, the meeting shall be held on the next succeeding business day. At each annual meeting, the stockholders entitled to vote shall elect a Board of Directors and they may transact such other corporate business as shall be stated in the notice of the meeting.

SECTION 2.2.    Special Meetings. Special meetings of the stockholders for any purpose or purposes may be called by the Chairman of the Board, the President or the Secretary, or by resolution of the Board of Directors.

SECTION 2.3.    Voting. Each stockholder entitled to vote in accordance with the terms of the Certificate of Incorporation of the Corporation and these By-Laws may vote in person or by proxy, but no proxy shall be voted after three years from its date unless such proxy provides for a longer period. All elections for directors shall be decided by plurality vote; all other questions shall be decided by majority vote except as otherwise provided by the Certificate of Incorporation or the laws of the State of Delaware.

A complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, with the address of each, and the number of shares held by each, shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to

III-1

the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is entitled to be present.

SECTION 2.4.    Quorum. Except as otherwise required by law, by the Certificate of Incorporation of the Corporation or by these By-Laws, the presence, in person or by proxy, of stockholders holding shares constituting a majority of the voting power of the Corporation shall constitute a quorum at all meetings of the stockholders. In case a quorum shall not be present at any meeting, a majority in interest of the stockholders entitled to vote thereat, present in person or by proxy, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until the requisite amount of stock entitled to vote shall be present. The presiding officer of the meeting or a majority of the shares so represented may adjourn or postpone the meeting from time to time, whether or not there is such a quorum. No notice of the time and place of adjourned or postponed meetings need be given except as required by law. At any such adjourned meeting at which the requisite amount of stock entitled to vote shall be represented, any business may be transacted that might have been transacted at the meeting as originally noticed; but only those stockholders entitled to vote at the meeting as originally noticed shall be entitled to vote at any adjournment or adjournments thereof.

SECTION 2.5.    Notice Of Meetings. Written notice, stating the place, date and time of the meeting, and the general nature of the business to be considered, shall be given to each stockholder entitled to vote thereat, at his or her address as it appears on the records of the Corporation, not less than ten nor more than sixty days before the date of the meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail with postage thereon prepaid, addressed to the stockholder at his or her address as it appears on the stock transfer books of the Corporation. Such further notice shall be given as may be required by law. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Meetings may be held without notice if all stockholders entitled to vote are present, or if notice is waived by those not present in accordance with Section 6.4 of these Bylaws. Any previously scheduled meeting of the stockholders may be postponed, and any special meeting of the stockholders may be cancelled, by resolution of the Board of Directors upon public notice given prior to the date previously scheduled for such meeting of stockholders.

SECTION 2.6.    Action Without Meeting. Unless otherwise provided by the Certificate of Incorporation of the Corporation, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

ARTICLE III

DIRECTORS

SECTION 3.1.    Number And Term. The business and affairs of the Corporation shall be managed under the direction of a Board of Directors which shall consist of not less than two persons. The exact number of directors shall initially be two and may thereafter be fixed from time to time by the Board of Directors. Directors shall be elected at the annual meeting of stockholders and each director shall be elected to serve until his or her successor shall be elected and shall qualify. A director need not be a stockholder. In addition to the powers and authorities by these Bylaws expressly conferred upon it, the Board of Directors may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws required to be exercised or done by the stockholders.

III-2

SECTION 3.2.    Resignations. Any director may resign at any time. Such resignation shall be made in writing, and shall take effect at the time specified therein, and if no time be specified, at the time of its receipt by the Chairman of the Board, the President or the Secretary. The acceptance of a resignation shall not be necessary to make it effective.

SECTION 3.3.    Vacancies. If the office of any director becomes vacant, the remaining directors in the office, though less than a quorum, by a majority vote, may appoint any qualified person to fill such vacancy, who shall hold office for the unexpired term and until his or her successor shall be duly chosen. If the office of any director becomes vacant and there are no remaining directors, the stockholders, by the affirmative vote of the holders of shares constituting a majority of the voting power of the Corporation, at a special meeting called for such purpose, may appoint any qualified person to fill such vacancy.

SECTION 3.4.    Removal. Except as hereinafter provided, any director or directors may be removed either for or without cause at any time by the affirmative vote of the holders of a majority of the voting power entitled to vote for the election of directors, at an annual meeting or a special meeting called for the purpose, and the vacancy thus created may be filled, at such meeting, by the affirmative vote of holders of shares constituting a majority of the voting power of the Corporation.

SECTION 3.5.    Committees. The Board of Directors may, by resolution or resolutions passed by a majority of the whole Board of Directors, designate one or more committees, each committee to consist of one or more directors of the Corporation.

Any such committee, to the extent provided in the resolution of the Board of Directors, or in these By-Laws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it.

SECTION 3.6.    Meetings. The newly elected directors may hold their first meeting for the purpose of organization and the transaction of business, if a quorum be present, immediately after the annual meeting of the stockholders; or the time and place of such meeting may be fixed by consent of all the Directors.

Regular meetings of the Board of Directors may be held without notice at such places and times as shall be determined from time to time by resolution of the Board of Directors.

Special meetings of the Board of Directors may be called by the Chairman of the Board or the President, or by the Secretary on the written request of any director, on at least one day’s notice to each director (except that notice to any director may be waived in writing by such director) and shall be held at such place or places as may be determined by the Board of Directors, or as shall be stated in the call of the meeting.

Unless otherwise restricted by the Certificate of Incorporation of the Corporation or these By-Laws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in any meeting of the Board of Directors or any committee thereof by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

SECTION 3.7.    Quorum. A majority of the Directors shall constitute a quorum for the transaction of business. If at any meeting of the Board of Directors there shall be less than a quorum present, a majority of those present may adjourn the meeting from time to time until a quorum is obtained, and no further notice thereof need be given other than by announcement at the meeting which shall be so adjourned. The vote of the majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board of Directors unless the Certificate of Incorporation of the Corporation or these By-Laws shall require the vote of a greater number.

III-3

SECTION 3.8.    Compensation. The Board of Directors shall have the authority to fix the compensation of directors.

SECTION 3.9.    Action Without Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if a written consent thereto is signed by all members of the Board of Directors or of such committee, as the case may be, and such written consent is filed with the minutes of proceedings of the Board of Directors or such committee.

ARTICLE IV

OFFICERS

SECTION 4.1.    Officers. The officers of the Corporation shall be a Chairman of the Board, a President, one or more Vice Presidents, a Treasurer and a Secretary, all of whom shall be elected by the Board of Directors and shall hold office until their successors are duly elected and qualified. In addition, the Board of Directors may elect such Assistant Secretaries and Assistant Treasurers as they may deem proper. The Board of Directors may appoint such other officers and agents as it may deem advisable, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors.

SECTION 4.2.    Chairman of the Board. The Chairman of the Board shall be the Chief Executive Officer of the Corporation. He or she shall preside at all meetings of the Board of Directors and shall have and perform such other duties as may be assigned to him or her by the Board of Directors. The Chairman of the Board shall have the power to execute bonds, mortgages and other contracts on behalf of the Corporation, and to cause the seal of the Corporation to be affixed to any instrument requiring it, and when so affixed the seal shall be attested to by the signature of the Secretary or the Treasurer or an Assistant Secretary or an Assistant Treasurer.

SECTION 4.3.    President. The President shall be the Chief Operating Officer of the Corporation. He or she shall have the general powers and duties of supervision and management usually vested in the office of President of a corporation. The President shall have the power to execute bonds, mortgages and other contracts on behalf of the Corporation, and to cause the seal to be affixed to any instrument requiring it, and when so affixed the seal shall be attested to by the signature of the Secretary or the Treasurer or an Assistant Secretary or an Assistant Treasurer.

SECTION 4.4.    Vice Presidents. Each Vice President shall have such powers and shall perform such duties as shall be assigned to him or her by the Board of Directors.

SECTION 4.5.    Treasurer. The Treasurer shall be the Chief Financial Officer of the Corporation. He or she shall have the custody of the Corporate funds and securities and shall keep full and accurate account of receipts and disbursements in books belonging to the Corporation. He or she shall deposit all moneys and other valuables in the name and to the credit of the Corporation in such depositaries as may be designated by the Board of Directors. He or she shall disburse the funds of the Corporation as may be ordered by the Board of Directors, the Chairman of the Board, or the President, taking proper vouchers for such disbursements. He or she shall render to the Chairman of the Board, the President and Board of Directors at the regular meetings of the Board of Directors, or whenever they may request it, an account of all his or her transactions as Treasurer and of the financial condition of the Corporation. If required by the Board of Directors, he or she shall give the Corporation a bond for the faithful discharge of his or her duties in such amount and with such surety as the Board of Directors shall prescribe.

III-4

SECTION 4.6.    Secretary. The Secretary shall give, or cause to be given, notice of all meetings of stockholders and of the Board of Directors and all other notices required by law or by these By-Laws, and in case of his or her absence or refusal or neglect so to do, any such notice may be given by any person thereunto directed by the Chairman of the Board or the President, or by the Board of Directors, upon whose request the meeting is called as provided in these By-Laws. He or she shall record all the proceedings of the meetings of the Board of Directors, any committees thereof and the stockholders of the Corporation in a book to be kept for that purpose, and shall perform such other duties as may be assigned to him or her by the Board of Directors, the Chairman of the Board or the President. He or she shall have the custody of the seal of the Corporation and shall affix the same to all instruments requiring it, when authorized by the Board of Directors, the Chairman of the Board or the President, and attest to the same.

SECTION 4.7.    Assistant Treasurers and Assistant Secretaries. Assistant Treasurers and Assistant Secretaries, if any, shall be elected and shall have such powers and shall perform such duties as shall be assigned to them, respectively, by the Board of Directors.

ARTICLE V

INDEMNIFICATION

SECTION 5.1.    Indemnification.

(A) Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, to the fullest extent permitted by law, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board. The right to indemnification conferred in this Article V shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the General Corporation Law of the State of Delaware requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article V or otherwise. The right to indemnification conferred in this Article V shall include any claim made against the lawful spouse (whether such status is derived by reason of statutory law, common law or otherwise of any applicable jurisdiction in the world) of a director or officer for claims arising solely out of his or her capacity as the spouse

III-5

of a director or officer, including such claims that seek damages recoverable from marital community property, property jointly held by the director or officer and the spouse, or property transferred from the director or officer to the spouse; provided, however, that this right shall not include any claim for any actual or alleged wrongful act of the spouse and that this right of indemnification shall apply only to actual or alleged wrongful acts of a director or officer. The Corporation may, by action of the Board, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

(B) If a claim under this Article V is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of the State of Delaware for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including its Board, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

SECTION 5.2.    Non-Exclusivity. No provision of this Article V is intended to be construed as limiting, prohibiting, denying or abrogating any of the general or specific powers or rights conferred by the General Corporation Law of the State of Delaware upon the Corporation to furnish, or upon any court to award, such indemnification, or indemnification as otherwise authorized pursuant to the General Corporation Law of the State of Delaware or any other law now or hereafter in effect. The rights conferred upon indemnitees in this Article V shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise. The rights conferred upon indemnitees in this Article V shall be contract rights. Any amendment, alteration or repeal of this Article V that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

SECTION 5.3.    Insurance. The Board of Directors of the Corporation may, in its discretion, authorize the Corporation to purchase and maintain insurance for itself and on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss asserted against it or such person or incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the foregoing paragraph of this Article V or under the General Corporation Law of the State of Delaware.

SECTION 5.4. Limitation on Liability. To the fullest extent permitted by Delaware law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest

III-6

extent permitted by the Delaware General Corporation Law, as so amended, automatically without the necessity of any action by the Corporation or any person. Any repeal or modification of this provision shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE VI

MISCELLANEOUS

SECTION 6.1.    Certificates of Stock; Uncertificated Shares. A certificate of stock shall be issued to each stockholder certifying the number of shares owned by such stockholder in the Corporation. Certificates of stock of the Corporation shall be of such form and device as the Board of Directors may from time to time determine. Notwithstanding the foregoing, the Board of Directors of the Corporation may provide for and authorize the issue of some or all of any or all classes or series of its stock without certificates as uncertificated shares.

SECTION 6.2.    Lost Certificates. A new certificate of stock may be issued in the place of any certificate theretofore issued by the Corporation, alleged to have been lost or destroyed, and the Board of Directors may, in its discretion, require the owner of the lost or destroyed certificate, or such owner’s legal representatives, to give the Corporation a bond, in such sum as they may direct, not exceeding double the value of the stock, to indemnify the Corporation against any claim that may be made against it on account of the alleged loss of any such certificate, or the issuance of any such new certificate.

SECTION 6.3.    Transfer of Shares. The shares of stock of the Corporation shall be transferable only upon its books by the holders thereof in person or by their duly authorized attorneys or legal representatives, and upon such transfer the old certificates shall be surrendered to the Corporation by the delivery thereof to the person in charge of the stock and transfer books and ledgers, or to such other person as the Board of Directors may designate, by whom they shall be cancelled, and new certificates (or uncertificated shares) shall thereupon be issued. A record shall be made of each transfer and whenever a transfer shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer.

SECTION 6.4.    Stockholders Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which record date: (1) in the case of determination of stockholders entitled to vote at any meeting of stockholders or adjournment thereof, shall, unless otherwise required by law, not be more than sixty nor less than ten days before the date of such meeting; (2) in the case of determination of stockholders entitled to express consent to corporate action in writing without a meeting, shall not be more than ten days from the date upon which the resolution fixing the record date is adopted by the Board of Directors; and (3) in the case of any other action, shall not be more than sixty days prior to such other action. If no record date is fixed: (1) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; (2) the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting when no prior action of the Board of Directors is required by law, shall be the first day on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, or, if prior action by the Board of Directors is required by law, shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action; and (3) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

III-7

SECTION 6.5.    Dividends. Subject to the provisions of the Certificate of Incorporation of the Corporation, the Board of Directors may, out of funds legally available therefor at any regular or special meeting, declare dividends upon stock of the Corporation as and when they deem appropriate. Before declaring any dividend there may be set apart out of any funds of the Corporation available for dividends, such sum or sums as the Board of Directors from time to time in their discretion deem proper for working capital or as a reserve fund to meet contingencies or for equalizing dividends or for such other purposes as the Board of Directors shall deem conducive to the interests of the Corporation.

SECTION 6.6.    Seal. The corporate seal of the Corporation shall be in such form as shall be determined by resolution of the Board of Directors. Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise imprinted upon the subject document or paper.

SECTION 6.7.    Fiscal Year. The fiscal year of the Corporation shall begin on January 1 and end on December 31.

SECTION 6.8.    Checks. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation shall be signed by such officer or officers, or agent or agents, of the Corporation, and in such manner as shall be determined from time to time by resolution of the Board of Directors.

SECTION 6.9.    Notice and Waiver of Notice. Whenever any notice is required to be given under these By-Laws, personal notice is not required unless expressly so stated, and any notice so required shall be deemed to be sufficient if given by depositing the same in the United States mail, postage prepaid, addressed to the person entitled thereto at his or her address as it appears on the records of the Corporation, and such notice shall be deemed to have been given on the day of such mailing. Stockholders not entitled to vote shall not be entitled to receive notice of any meetings except as otherwise provided by law. Whenever any notice is required to be given under the provisions of any law, or under the provisions of the Certificate of Incorporation of the Corporation or of these By-Laws, a waiver thereof, in writing and signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to such required notice.

ARTICLE VII

AMENDMENTS

These By-Laws may be altered, amended or repealed at any annual meeting of the stockholders (or at any special meeting thereof if notice of such proposed alteration, amendment or repeal to be considered is contained in the notice of such special meeting) by the affirmative vote of the holders of shares constituting a majority of the voting power of the Corporation. Except as otherwise provided in the Certificate of Incorporation of the Corporation, the Board of Directors may by majority vote of those present at any meeting at which a quorum is present alter, amend or repeal these By-Laws, or enact such other By-Laws as in their judgment may be advisable for the regulation and conduct of the affairs of the Corporation.

III-8